As filed with the Securities and Exchange Commission on June 28, 2000
                                         Registration No. 333-
-------------------------------------------------------------------------

                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                           ------------------

                                FORM S-1*
                         REGISTRATION STATEMENT
                                under the
                         SECURITIES ACT OF 1933
                            -----------------
                     GLOBAL WATER TECHNOLOGIES, INC.
             (Name of small business issuer in its charter)

         Delaware                  1799                   84-1148204
         --------            -----------------            ----------
  (State or jurisdiction     (Primary Standard         (I.R.S. Employer
     of incorporation    Industrial Classification    Identification Number
     or organization)          Code Number)

                     Global Water Technologies, Inc.
                       1767 Denver West Boulevard
                         Golden, Colorado 80401
                             (303) 215-1100
    (Address and telephone number of principal executive offices and principal place of business)
                         -----------------------

                             George A. Kast
                     Global Water Technologies, Inc.
                       1767 Denver West Boulevard
                         Golden, Colorado 80401
                             (303) 215-1100
        (Name, address and telephone number of agent for service)

                    COPIES OF ALL COMMUNICATIONS TO:

                        D. Elizabeth Wills, Esq.
                     Rothgerber Johnson & Lyons LLP
                   1200 Seventeenth Street, Suite 3000
                         Denver, Colorado 80202
                             (303) 628-9525
                           (303) 623-9222 FAX

     APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.

     *Pursuant to Rule 429 adopted under the Securities Act of 1933, this Registration Statement also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 33-37751-D.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.


                     CALCULATION OF REGISTRATION FEE

==================================================================================
                                                          Proposed
    Title of each                              Proposed    maximum
      class of                     Amount       maximum   aggregate    Amount of
    securities to                  to be       offering   offering   registration
    be registered               registered(1)  price(2)   price(2)        fee
=================================================================================
common stock, $.00001 par value     804,250      $.12     $ 96,510      $25
---------------------------------------------------------------------------------

common stock, $.00001 par value     804,250      $.20     $160,850       42
=================================================================================
Totals                             1,608,500              $257,360      $67(1)
=================================================================================

(1) An additional 16,085,000 shares of common stock underlying outstanding Class A and Class B warrants were previously registered pursuant to Registration Statement No. 33-37513-D, for which a filing fee of approximately $1,913 was paid.
(2) Computed in accordance with Rule 457(g) under the Securities Act of 1933, as amended.

                         ----------------------


     The Registrant hereby deregisters 11,957,500 shares of common stock, 11,957,500 Class A warrants and 11,957,500 Class B warrants, and the 23,915,000 shares of common stock underlying the Class A warrants and Class B warrants, which were registered pursuant to Registration Statement No. 33-37513-D, for issuance upon sale in the Registrant's initial public offering. These units were not sold in the initial public offering. The Registrant hereby also deregisters 2,000,000 underwriter's warrants, 6,000,000 shares of common stock, 2,000,000 Class A warrants and 2,000,000 Class B warrants which were issuable to the underwriter in connection with the initial public offering, which expired.

                         ----------------------

PRELIMINARY  PROSPECTUS         SUBJECT TO COMPLETION DATED JUNE 28, 2000


                            17,693,500 SHARES

                     GLOBAL WATER TECHNOLOGIES, INC.

                              Common Stock

     This prospectus relates to the issuance of 16,085,000 shares of common stock upon the exercise of redeemable Class A and Class B common stock purchase warrants issued in the initial public offering of Global Water Technologies, Inc. (which was then known as Fi-Tek VI, Inc.) in October 1992. This prospectus also relates to the issuance of an additional 1,608,500 shares of common stock upon the exercise of Class A and Class B warrants issued in 1997 to affiliates of the underwriter of our initial public offering.

     Each Class A warrant is exercisable for one share of common stock at a price of $.12 per share. Each Class B warrant is exercisable for one share of common stock at a price of $.20 per share. We will receive up to $2,830,960 if all warrants are exercised; however, there can be no assurance that any of the warrants will be exercised.

     Holders of the warrants may exercise the warrants any time between the date of this prospectus and April 14, 2001 (the "Exercise Period") in accordance with the procedures set forth in this prospectus. We may call the warrants at any time upon 30 days written notice to holders of warrants.

     We may use selected brokers and/or dealers to solicit the exercise of warrants on our behalf. If we do, we may pay such brokers and dealers a warrant solicitation fee of up to 3% of the gross proceeds received from the exercise of warrants originated by or from the broker or dealer.

     Our common stock trades on the OTC Bulletin Board under the trading symbol "GWTR" and there is currently no trading market for the warrants. On June 23, 2000, the last reported bid price of our common stock on the OTC Bulletin Board was $.1425 per share.

     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER EXERCISING YOUR WARRANTS ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS
PROSPECTUS IS TRUTHFUL OR COMPLETE.   ANY REPRESENTATION TO THE CONTRARY IS
A CRIMINAL OFFENSE.

           THE DATE OF THIS PROSPECTUS IS _____________, 2000

The following language appears in red on the left side of the cover page. THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering holders of the warrants the opportunity to exercise those warrants and receive shares of common stock only in jurisdictions where exercise of the warrants is permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the date you decide to exercise your warrants.

     In this prospectus, the terms "GWT," "Company," "we," "us" and "our" refer to Global Water Technologies, Inc. and our wholly owned subsidiaries, Psychrometric Systems, Inc., Applied Water Technologies, Inc. and Global Water Services, Inc. We refer to Psychrometric Systems, Inc. as PSI, Applied Water Technologies, Inc. as AWT and Global Water Services, Inc. as GWS.

                            TABLE OF CONTENTS

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS . . . . . . . . . 10

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

PRICE RANGE OF OUR COMMON STOCK. . . . . . . . . . . . . . . . . . . . 13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . . . . 15

BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

LEGAL PROCEEDINGS. . . . . . . . . . . . . . . . . . . . . . . . . . . 35

MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36

EXECUTIVE COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . . 38

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT . . . . 43

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS . . . . . . . . . . . . 45

DESCRIPTION OF SECURITIES. . . . . . . . . . . . . . . . . . . . . . . 46

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49

SHARES ELIGIBLE FOR FUTURE SALE. . . . . . . . . . . . . . . . . . . . 49

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US . . . . . . . . . . 50

FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . .F-1

                                 SUMMARY

     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION AND OUR FINANCIAL STATEMENTS BEFORE MAKING AN INVESTMENT DECISION.

CONTROL OF OUR COMPANY BY INSIDERS

     Our company's President, George A. Kast, who is also a director, beneficially owns 63.4% of our outstanding common stock. As a result, Mr. Kast has, among other rights, the ability to control the election of directors and approve any corporate actions that must be submitted for a vote of shareholders.

OUR BUSINESS

     We do business through our three (3) subsidiaries:

     * Psychrometric Systems, Inc. ("PSI") which provides process cooling water primarily through the design, engineering and project management of water cooling towers to industrial and manufacturing clients worldwide;

     * Applied Water Technologies, Inc. ("AWT") which provides our customers with proprietary environmentally sound water treatment systems and services which are designed to meet the growing need for water purification and re-use worldwide. Build-up of chemicals used in traditional water treatment programs may cause operating inefficiencies and necessitate periodic shut-downs for cleaning heat exchangers and other areas within the cooling water loop. Our clean water technology may replace the need for hazardous chemicals, and may increase operating efficiency, reduce water use by increasing recycling and increase the time between shut-downs for cleaning; and

     * Global Water Services, Inc. ("GWS") which provides total cooling water solutions and service programs to our customer base, including cooling water systems and water treatment services.

Except as otherwise noted, all references to our company includes our three
(3) subsidiaries.

     We primarily market our products and services worldwide to the following industries:

     *    electric power utilities;
     * process (such as agricultural, industrial and pharmaceutical process industries);
     *    petrochemical;
     *    chemical;
     *    heating, ventilation and air-conditioning;

     *    manufacturing;
     *    pulp & paper and other industries utilizing cooling water.

Typical customers include companies such as Archer Daniels Midland, Amoco, Mitsubishi, Mobil, Texaco, Bechtel, Fluor Daniel and other large corporations around the world.

     PSI was named as one of America's 50 Hottest New Small Businesses by ENTREPRENEUR magazine in early 1996, achieving a ranking of #30 within the group of 50. The Small Business Administration named PSI "The Small Business Exporter of the Year" in 1997 for Region VIII, which includes Colorado. In June of 1998, Global Water's President and Chief Executive Officer, George Kast, was named an Entrepreneur of the Year for the Rocky Mountain Region. Mr. Kast received top honors in the category of "High-Tech Manufacturing and Design."

     Our principal executive offices are located at 1767 Denver West Boulevard, Golden, Colorado 80401, and our telephone number is (303) 215-1100. Our World Wide Web sites are "www.gwtr.com" and "www.psicoolingtowers.com." Any reference contained in this prospectus to our Web sites, or to any other Web site, shall not be deemed to incorporate information from those sites into this prospectus.

THE OFFERING

Common Stock Offered  . . . . .  17,693,500 shares of common stock issuable upon exercise of warrants.

Use of Proceeds . . . . . . . .  If all warrants are exercised, we will receive $2,830,960.  We will use the
                                 proceeds from the exercise of the
                                 warrants for working capital, business
                                 expansion and development of new
                                 business opportunities.

Risk Factors. . . . . . . . . .  The shares of common stock offered by us are highly speculative, involve a high
                                 degree of risk and should not be
                                 purchased by an investor who cannot
                                 afford the loss of his or her entire
                                 investment.

Trading Symbol. . . . . . . . .  GWTR.OB

     There were 359,144,760 shares of common stock outstanding as of June 26, 2000. This number does not include the following:

     * 17,693,500 shares of common stock underlying Class A and Class B warrants exercisable at $.12 and $.20 per share, respectively, expiring April 14, 2001;

     * 4,412,140 shares of common stock underlying options to purchase common stock at $.08 per share, expiring on March 8, 2004;

     * 6,147,660 shares of common stock underlying options to purchase common stock at $.125 per share expiring on February 9, 2005; and

     * 1,050,000 shares of common stock underlying other outstanding warrants exercisable between $.08 and $.12 per share, expiring February 18, 2002.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The following table summarizes the financial data for our business. You should read this information together with the audited consolidated statements of operations data for the years ended December 31, 1999, 1998 and 1997 and the consolidated balance sheet data at December 31, 1999, 1998 and 1997 their related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The Statement of Operations data for the three months ended March 31, 2000 and 1999, and the balance sheet data as of March 31, 2000 and 1999 are derived from the unaudited financial statements of the Company included elsewhere in this Prospectus.

                                                                                   Three Months
                                          Year Ended December 31,                 Ended March 31,
                                -----------------------------------------   -------------------------
                                    1999           1998           1997          2000          1999
                                    ----           ----           ----          ----          ----
STATEMENT OF OPERATIONS DATA:
Revenues                        $67,952,967    $34,734,340    $18,697,292   $14,245,354   $14,028,871
Total Costs and Expenses        $65,821,405    $32,811,122    $17,726,538   $14,368,610   $13,105,114
Operating Income (Loss)         $ 2,131,562    $ 1,923,218    $   970,754   $  (123,256)  $   923,757
Net Income (Loss)               $ 1,284,782    $   227,373(1) $   570,982   $  (170,334)  $   546,201
Weighted Average Common Shares
  Outstanding - Primary         334,155,087    294,251,063    270,014,801   316,960,268   294,854,250
Net Income Per Common Share -
   Primary                      $    0 .004    $     0.001    $     0.002   $   (0.0005)  $    0.0019
Weighted Average Common Shares
  Outstanding - Fully Diluted   334,558,354    294,251,063    270,126,740   316,960,268   294,875,221
Net Income Per Common Share -
   Fully Diluted               $     0 .004    $     0.001    $     0.002   $   (0.0005)  $    0.0019


                                                                                   Three Months
                                          Year Ended December 31,                 Ended March 31,
                                -----------------------------------------   -------------------------
                                    1999           1998           1997          2000          1999
                                    ----           ----           ----          ----          ----
BALANCE SHEET DATA:
Working Capital                 $ 4,940,336    $ 1,941,495    $ 1,223,939   $ 4,774,844   $ 1,743,307
Total Assets                    $25,263,930    $15,008,062    $ 8,202,315   $28,966,283   $19,016,758
Total Liabilities               $21,517,734    $13,509,073    $ 7,200,001   $23,589,383   $16,971,568
Stockholders' Equity            $ 3,746,196    $ 1,498,989    $ 1,002,314   $ 5,376,900   $ 2,045,190
_______________________________

(1) Net of charge of $754,296 net of the related tax effect of $593,119 due to change in accounting principal in 1998.

                              RISK FACTORS

     An investment in the common stock being offered is very risky. The risks described below are not the only ones that we face. Additional risks that are not yet known to us or that we currently think are immaterial could also impair our business, operating results or financial condition. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You also should refer to the other information set forth in this prospectus, including our consolidated financial statements and the related notes.

WE MAY NEED ADDITIONAL CAPITAL IN 2000

     We anticipate that we may need additional capital during calendar year 2000 to develop and market our products as our business grows. Our planned expansion into new business areas will also require substantial financial funding. There can be no assurance that we will be able to secure funding sources. If we were not able to obtain additional funding when it was required, it could have a material adverse effect on our business prospects.

OUR GROWTH MAY BE LIMITED IF OUR BANKING CAPACITY IS NOT INCREASED

     We depend on banking lines of credit to fund our short-term cash requirements. The expansion into new businesses along with our increased level of activity could require us to seek additional credit lines or expand our existing banking credit lines. Although we believe that we are able to expand our banking facilities with a number of different financial institutions, there can be no assurance that such an expansion will occur or on terms acceptable to us. The failure to expand our current credit lines could have a material adverse effect on our ability to grow our business.

OUR PROFIT MARGINS COULD DECREASE IF WE ARE NOT PRUDENT IN MANAGING OUR PROJECTS

     In the past, a majority of our projects have been fixed-price contracts. The cost estimates for these projects are formulated during the bidding process. Many factors are included in the cost estimates, including material costs, labor rates, labor productivity, freight estimates, seasonal inefficiencies, contingencies, engineering and miscellaneous supplies. Although we consider our ability to estimate costs to be good, any unanticipated costs could adversely affect the job's overall profitability.

WE RELY ON OUTSIDE VENDORS FOR EQUIPMENT AND SUPPLIES

     Our policy on suppliers and vendors is to obtain at least two qualified sources where possible to supply the components for our water cooling tower products. Qualifying criteria include quality components, price, delivery flexibility, manufacturing scheduling and payment terms. We presently use primarily one major supplier for certain cooling tower components; however, other suppliers of these components are available. We believe that if necessary, similar economic terms could be negotiated with other qualified suppliers. If we were unable to acquire any of these components, it would adversely affect our ability to complete projects on a timely basis, which could have an adverse effect on our business.

WE ARE EXPERIENCING RAPID GROWTH, WHICH MAY STRAIN OUR RESOURCES

     Our goal is to increase sales through our current product line and to expand our business into new and complimentary markets, including our water treatment service program, water cooling service program and new marketing strategies. We also may acquire other companies which have businesses which complement or may expand our business. Such expansion could

     *    place a significant burden on our existing resources;

     * may require us to implement additional operating, manufacturing and financial controls and improve coordination among marketing, engineering, manufacturing and finance functions;

     *    increase our capital expenditures;

     *    hire additional personnel; and

     * require us to install additional reporting and management information systems for order processing, production, monitoring, inventory control and financial reporting.

There can be no assurance that we would be able to successfully manage any substantial expansion of our business, including attracting and retaining qualified personnel. A failure to do so could have a material adverse effect on our operating results.

OUR BUSINESS COULD BE AFFECTED BY DECLINING GENERAL BUSINESS CONDITIONS OR A DECLINING DEMAND FOR COOLING WATER

     Although we believe that we are somewhat insulated because of the breadth and large number of diverse industries utilizing cooling water, the diverse international markets where we compete and the competitive nature of our products, we cannot guarantee that the overall business climate will remain favorable. Many factors influence our customer's ability to purchase needed cooling water capital equipment, including overall economic levels of activity, interest rates and other factors affecting their business. We cannot guarantee that overall cooling water demand will increase or stay the same in the future. If the demand for cooling water decreases, it could have a material adverse effect on our sales and profitability.

OUR INTERNATIONAL BUSINESS COULD BE ADVERSELY AFFECTED BY POLITICAL, SOCIAL AND ECONOMIC CONDITIONS IN THE COUNTRIES IN WHICH WE DO BUSINESS

     We have in the past engaged in projects in the Pacific Rim, North America, South America, Asia and Europe and other parts of the world. Our operations are subject to certain risks, such as changes in United States or foreign government regulatory policies, local political and economic developments, currency fluctuations, exchange controls, royalty and tax increases, retroactive tax claims, expropriation, import and export regulations and other laws and policies of the United States affecting foreign trade, investment and taxation. In addition, in the event of any disputes arising from foreign operations, we may be subject to the exclusive jurisdiction of foreign courts and may not be successful in subjecting foreign persons or entities to the jurisdiction of the courts in the United States. We attempt to mitigate these various risk elements through letters of credit, limiting job scope, currency risk management, using local subcontractors and other methods to limit our exposure. We cannot guarantee, however, that we will be able to manage these risk elements successfully.

WE HAVE EXPERIENCED SEASONAL FLUCTUATIONS IN OUR REVENUES, WHICH MAY AFFECT OUR FINANCIAL RESULTS

     We have experienced some seasonality in our business over the last few years. In general, the fourth calendar quarter of the year has experienced higher revenues and higher operating income than the other calendar quarters. We attribute some of this increase to cooling water projects following the warmer summer months and to end of the year capital budgets of customers. We believe that some of this seasonality in recognizing project revenues will be eliminated by the change in our accounting policy in 1998 with respect to recognizing revenues; however, we cannot guarantee that quarterly revenues will not vary significantly.

WE ARE A YOUNG COMPANY SO WE HAVE ONLY A LIMITED OPERATING HISTORY WITH WHICH YOU CAN EVALUATE OUR BUSINESS AND PRODUCTS

     Our operating history dates back to the start-up of PSI in January 1993. As such, we are subject to many of the risks common to enterprises with a limited operating history, including potential under-capitalization, limitations with respect to personnel, financial and other resources and limited customers and revenues. Our likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the development and marketing of large systems.

WE MAY BE ADVERSELY AFFECTED BY GOVERNMENT REGULATION

     Our products and services are subject to regulations adopted by governmental authorities, including but not limited to OSHA, the DOT, the EPA and various state governmental agencies. Government regulations can be burdensome and may result in delays and expense to us. In addition, modifications to regulations could adversely affect the timing and cost of new products and services we introduce. Failure to comply with applicable regulatory requirements can result in, among other things, operating restrictions and fines.

FROM TIME TO TIME, WE PROVIDE SERVICE TO CUSTOMER(S) WHO REPRESENT MORE THAN 10% OF OUR REVENUE, THE LOSS OF WHICH COULD ADVERSELY AFFECT OUR REVENUE AND PROFITABILITY

     For the year ended December 31, 1999, we had a major customer accounting for 39.8% of our revenues. We had a major customer accounting for 13.9% of our revenues for the year ended December 31, 1998. We did not have a major customer accounting for more than 10% of our revenues for the year ended December 31, 1997. We have one major project included in our backlog which represents approximately 17% of our total backlog for 2000. From time to time, we may have projects that exceed the 10% revenue threshold for defining a major customer. Because each construction project is awarded independently from other projects, we do not believe that the completion of the contractual arrangements with any major customer that may arise will have a material adverse effect on us.

WE HAVE SIGNIFICANT COMPETITION IN OUR BUSINESS SEGMENTS

     There is substantial competition in all aspects of the cooling water industry and water treatment market. Many of our competitors have been in business longer than we have and have substantially greater personnel, financial resources and established customer bases available to them than we do. We cannot guarantee that we will be able to continue to compete with these competitors successfully. Competition from these competitors for the projects we bid on could diminish our revenues and profitability.

WE DEPEND ON A SMALL NUMBER OF KEY EXECUTIVES AND OUR BUSINESS COULD SUFFER IF WE LOST THEM

     We employ a small group of skilled individuals to accomplish our strategic business plan. We believe our performance is substantially dependent on the continued employment and performance of our senior management, including George A. Kast, (Chief Executive Officer of GWT), Gary L. Brown (President of PSI and General Counsel of GWT), Michael A. Kast (Senior Vice President of PSI), Martin E. Hout (Chief Financial Officer), Steven D. Adams (Vice President of Applications of PSI) and William W. Howard (Vice President of Engineering of PSI). None of these individuals are currently subject to employment agreements or employee non-compete agreements. If we fail to retain the services of one or more of these persons, our business could suffer significantly. We maintain key-man insurance on the life of George A. Kast.

WE DO NOT ANTICIPATE PAYING DIVIDENDS

     We do not anticipate paying any cash dividends on our common stock for the foreseeable future. We expect that future earnings, if any, will be used to finance our growth. Accordingly, no one seeking dividend income from an investment should exercise their warrants.

FUTURE SALES BY EXISTING SHAREHOLDERS COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK

     We presently have outstanding 359,144,760 shares of common stock. Of this amount, 266,017,963 shares are "restricted securities" under the Securities Act subject to restrictions on the timing, manner and volume of sales of such shares. Currently there is only a limited public market for our common stock and we cannot guarantee that this market will continue or be available for the sale of common stock acquired upon exercise of the warrants. We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will adversely affect the market price for our common stock or our ability to raise capital by offering equity securities.

OUR OFFICERS AND DIRECTORS EXERCISE SIGNIFICANT CONTROL OVER OUR AFFAIRS, WHICH COULD RESULT IN THEIR TAKING ACTIONS WITH WHICH OTHER SHAREHOLDERS DO NOT AGREE

     Our officers and directors own approximately 74.0% of our outstanding common stock. Since cumulative voting has not been authorized by our Certificate of Incorporation, this concentration of control means that the officers and directors will be able to elect all of the directors of our company. Our officers and directors also will be able to shape our policies and procedures, to determine if and when any dividends are paid, and to determine the circumstances under which we may be sold or merged, along with other important corporate decisions.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY, AND THIS COULD DEPRESS OUR STOCK PRICE

     Our Board of Directors has the authority to issue up to 18,123,409 additional shares of preferred stock and to determine the price and the terms (including preferences and voting rights) of those shares without shareholder approval. Although we have no current plans to issue additional shares of preferred stock, any such issuance could:

     * have the effect of delaying, deterring or preventing a change in control of our company;

     * discourage bids for our common stock at a premium over the market price; or

     * adversely affect the market price of, and the voting and other rights of the holder of, our common stock.

     We are subject to certain Delaware laws that could have the effect of delaying, deterring or preventing a change in control of our company. In addition, certain provisions of our Certificate of Incorporation and By-Laws, and the significant amount of common stock held by our officers and directors, could together have the effect of discouraging potential takeover attempts or making it more difficult for shareholders to change management.

OUR STOCK PRICE MAY EXPERIENCE PRICE AND VOLUME FLUCTUATIONS WHICH MAY MAKE IT HARDER TO RESELL YOUR SHARES AND FOR US TO ATTRACT SUPPORT FOR OUR STOCK

     While our common stock is listed for trading on the OTC Bulletin Board, our stock has traded in only relatively small volumes compared to total shares outstanding and has been subject to volatility in the price. No assurance can be given that a more active market will develop or that a shareholder will be able to liquidate his/her investment without considerable delay, if at all. Even should a more active market develop, the price may remain volatile. Factors such as those discussed in this "Risk Factors" section may have a significant impact upon the market price of our stock.

     Due to the price of our stock, many brokerage firms may not be willing to effect transactions in the our securities, particularly because low-priced securities are subject to a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell low-priced (generally those below $5 per share) securities. The Company has approved a 1 for 60 reverse stock split effective at the close of business on June 30, 2000. There can be no assurance that the price for our common stock will exceed $5.00 per share. Consequently, unless and until the market price for our common stock increases significantly, brokerage firms may be reluctant to trade our common stock.

          CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that have been made under the provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, significant uncertainties and other factors about our

     *    business strategy;

     * market success and acceptance of our water treatment and water cooling service programs;

     *    development and expansion of existing and established business;

     * plans, objectives, expectations and intentions contained in this prospectus that are not historical facts.

     When used in this prospectus, the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology are generally intended to identify forward-looking statements. These statements are only predictions and are not guarantees of future performance. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statement for a number of reasons, including those discussed under "Risk Factors" and elsewhere in this prospectus. We assume no obligation to update any forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement.

                             USE OF PROCEEDS

     If all the warrants are exercised, we would receive a maximum of $2,830,960. We can give no assurance, however, that any or all of the warrants will be exercised, and therefore, we cannot predict the amount which we may receive from the warrant exercise. We anticipate we will utilize the proceeds that are received for three purposes. First, we will use proceeds to strengthen our balance sheet for banking and competitive purposes. Second, proceeds will be used to continue to expand and develop our environmentally sound water treatment and our cooling water service business units. Third, proceeds will be used for PSI's working capital requirements and, in particular, to take advantage of lower vendor pricing and cash discounts which are available.

     Depending on the amount of proceeds received from the warrant exercise, we could also use a portion of the proceeds currently intended for general corporate purposes to acquire or invest in businesses, technologies, products or services, although no specific acquisitions are planned or have been identified, and no portion of the proceeds has been allocated for any acquisition.

     Our management will have broad discretion in the application of the net proceeds. Pending such uses, we intend to invest the proceeds from the warrant exercise in short-term, interest-bearing, investment-grade securities.

                             DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock and we do not anticipate paying such dividends in the foreseeable future. We currently intend to retain earnings, if any, to fund the development and growth of our business.

                             CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2000:

     *    on an actual basis; and

     * as adjusted through June 23, 2000, to give effect to the receipt of net proceeds from the exercise of Class C warrants, and the issuance of 14,800,000 shares of common stock and the issuance of 129,400 shares of common stock from the exercise of employee stock options, and the partial redemption of outstanding preferred stock.

     The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of March 31, 2000, and includes the following transactions which occurred subsequent to March 31, 2000:

     * the receipt of $432,061 by us from the exercise of 2,750,000 outstanding Class C warrants and the subsequent issuance of those shares; and

     * the receipt of $10,881 by us from the exercise of outstanding employee stock options to purchase 129,400 shares of common stock, and the issuance of those shares.

     The number of shares to be outstanding does not include the following:

     * 4,412,140 shares of common stock subject to options issued at a weighted average exercise price of $0.08 per share granted under our 1998 stock option plan;

     * 6,147,660 shares of common stock subject to options issued at a weighted average exercise price of $0.125 per share granted under our 1998 stock option plan; and

     * 18,758,900 shares of common stock reserved for future issuance under our 1998 stock option plan.

     The information below is qualified by, and should be read in conjunction with, our financial statements and the notes to those statements appearing at the end of this prospectus.

                                                        March 31, 2000
                                                    -----------------------
                                                      Actual   As Adjusted
                                                      ------   -----------
Stockholders' equity:
 Preferred stock, no par, 1,000 shares authorized;
   250 shares issued and outstanding; stated at
   redemption value of $1,000. . . . . . . . . .      250,000      150,000
 Preferred stock, no par, 876,341 shares authorized;
   876,341 shares issued and outstanding . . . .          -0-          -0-
 Common stock, $0.00001 par value; 800,000,000 shares
   authorized; 356,241,590 and 359,144,760 shares
   issued and outstanding, respectively. . . . .        3,562        3,591
 Capital in excess of par value. . . . . . . . .  $ 3,304,867  $ 3,747,780
 Retained earnings . . . . . . . . . . . . . . .    1,818,471    1,818,471
                                                  ----------   -----------
   Total stockholders' equity. . . . . . . . . .  $ 5,376,900  $ 5,719,842
                                                  -----------  -----------
   Total capitalization. . . . . . . . . . . . .  $28,966,283  $29,309,225
                                                  ===========  ===========

                     PRICE RANGE OF OUR COMMON STOCK

     Our common trades on the Over the Counter Bulletin Board under the symbol "GWTR."

     The following table sets forth the high and low bid prices for our common stock for the past two years. The quotations reflect inter-dealer prices, with retail mark-up, mark-down or commissions, and may not represent actual transactions. The information presented has been obtained from the National Quotation Bureau, Inc. Library.

                                                          High        Low
                                                          Bid         Bid
                                                          ---         ---
     1998 FISCAL YEAR

     First Quarter. . . . . . . . . . . . . . . . . .    $.135        $.03

     Second Quarter . . . . . . . . . . . . . . . . .    $.135        $.06

     Third Quarter. . . . . . . . . . . . . . . . . .    $.065        $.04

     Fourth Quarter . . . . . . . . . . . . . . . . .    $.05         $.035

     1999 FISCAL YEAR

     First Quarter. . . . . . . . . . . . . . . . . .    $.09         $.05

     Second Quarter . . . . . . . . . . . . . . . . .    $.13         $.09

     Third Quarter. . . . . . . . . . . . . . . . . .    $.145        $.10

     Fourth Quarter . . . . . . . . . . . . . . . . .    $.10         $.06

     2000 FISCAL YEAR

     First Quarter. . . . . . . . . . . . . . . . . .    $.66         $.06

     On June 23, 2000, the last reported bid and asked prices for our common stock were $.1425 and $.145, respectively. No quotations are available for the Class A and Class B warrants.

HOLDERS

     As of May 26, 2000, we had 68 holders of record of our common stock.



                                   -13

                  SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and their related notes, our pro forma consolidated statements of operations and their related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus. The consolidated statement of operations data for the years ended December 31, 1995 and 1996 and the consolidated balance sheet data as of December 31, 1995 and 1996 are derived from financial statements not included in this prospectus. The consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1997, 1998 and 1999 are derived from, and are qualified by reference to, our audited financial statements included in this prospectus.


                                                            Years Ended December 31,
                                   -------------------------------------------------------------------------
                                      1999           1998             1997           1996           1995
                                      ----           ----             ----           ----           ----
STATEMENT OF OPERATIONS DATA:
Revenues                           $67,952,967    $34,734,340      $18,697,292    $16,520,544    $17,427,482
Total costs and expenses           $65,821,405    $32,811,122      $17,726,538    $15,914,996    $17,045,540
Operating income (loss)            $ 2,131,562    $ 1,923,218      $   970,754    $   605,548    $   381,942
Net income (loss)                  $ 1,284,782    $   227,373 (1)  $   570,982    $   305,984    $   176,469
Weighted average common shares
   outstanding--primary            334,155,087    294,251,063      270,014,801    255,526,642    237,858,075
Net income per common share--
   primary                         $     0.004    $     0.001      $     0.002    $     0.001    $     0.001
Weighted average common shares
   outstanding--fully diluted      334,558,354    294,251,063      270,126,740    255,526,642    237,858,075
Net income per common share--
   fully diluted                   $     0.004    $     0.001      $     0.002    $     0.001    $     0.001



                                                            Years Ended December 31,
                                   ------------------------------------------------------------------------
BALANCE SHEET DATA:                   1999           1998             1997           1996           1995
                                      ----           ----             ----           ----           ----
Working capital                    $ 4,940,336    $ 1,941,495      $1,223,939     $  757,018     $  419,728
Total assets                       $25,263,930    $15,008,062      $8,202,315     $6,170,937     $7,128,694
Total liabilities                  $21,517,734    $13,509,073      $7,200,001     $5,793,209     $7,060,510
Stockholders' equity               $ 3,746,196    $ 1,498,989      $1,002,314     $  377,728     $   68,184

____________________________

(1) Net of charge of $754,296 net of the related tax effect of $593,119 due to change in accounting principal in 1998.

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS

     THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SUMMARIZES THE SIGNIFICANT FACTORS AFFECTING OUR OPERATING RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2000, AND 1999 AND FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997. THIS DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE COMBINED FINANCIAL STATEMENTS AND RELATED NOTES THERETO APPEARING AT THE END OF THIS PROSPECTUS. OUR DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS BASED UPON CURRENT EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. ACTUAL RESULTS AND THE TIMING OF EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF A NUMBER OF FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS," "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW OF BUSINESS

     We are in the business of designing, selling, manufacturing and building industrial cooling water systems, repairs and maintenance in the retrofit of existing industrial cooling towers and cooling tower components for these and similar facilities through our wholly owned subsidiary, PSI. We primarily market our products and services worldwide to the following industries: electric power utilities; process (such as agricultural, industrial and pharmaceutical process industries); petrochemical; chemical; heating, ventilation and air-conditioning; manufacturing; pulp & paper and other industries utilizing cooling water. Typical customers include companies such as Archer Daniels Midland, Amoco, Mitsubishi, Mobil, Texaco, Bechtel, Fluor Daniel and other large corporations around the world.

     We have historically derived revenue from the following principal sources: new cooling water system sales, retrofits to existing cooling tower repair projects and spare parts and supplies to existing cooling tower customers. We custom design and construct wooden, fiberglass and concrete towers for our customer base worldwide.

     We recognize revenues using the percentage-of-completion method, based primarily on contract costs incurred to date compared with total estimated contract costs. Contracts on selected projects where there are both repair and new tower components are segmented between the two distinct phases and accordingly, gross margin related to each activity is recognized as those separate phases are completed using the percentage-of-completion method, based primarily on contract costs incurred to date compared with total estimated contract costs. Changes to total estimated contract costs and to contract revenues via change orders are recognized in the period in which they are determined. In addition, a provision is made for the entire amount of future estimated losses, if any, on contracts in progress in the period in which such losses are determined.

     On November 11, 1998, our Board of Directors approved our decision to change, retroactive to January 1, 1998, our application of the percentage of completion method of accounting for revenues and costs of long-term contracts related to new cooling water systems.

     Under the previous method, we recognized a predetermined percentage of our profits on new cooling towers upon the attainment of certain project milestones, specifically the completion and delivery of certain engineering drawings and specifications. Under the new method, we recognize profits on all phases of the project, including engineering, in the ratio that costs incurred to date bear to total estimated costs. Our management believes that the new method is preferable for financial statement and backlog disclosure related to revenues and gross profit. In addition, we believe that the new method should improve the comparability of our financial statements with those of other companies which use a cost-to-cost comparison approach of percentage of completion.

     As a result of this change, to which our independent public accounting firm concurs, we recorded a one-time extraordinary charge to income as of January 1, 1998. The amount of this charge, amounting to $754,296 net of the related tax effect of $593,119, is reflected as a cumulative effect of a change in an accounting principle on the attached income statement.

COMPARISON OF THREE MONTHS ENDED MARCH 31, 2000 WITH THREE MONTHS ENDED MARCH 31, 1999

     REVENUES. Total revenues were derived from engineering, equipment, installation, retrofits and spare parts of water cooling towers and AWT's clean water technology services. For the three months ended March 31, 2000, total revenue increased 1.5% to $14,245,354 as compared to $14,028,871 for the three months ended March 31, 1999. International revenues comprised 5.6% of total revenues in 2000 versus 1.0% in 1999.

     Contracts awarded ("bookings") during the first quarter of 2000 decreased 14.2% from 1999. The decrease in bookings awarded is primarily due to one large contract recorded in the first quarter on 1999 without a similar booking in 2000. Backlog increased from $20,846,108 at December 31, 1990 to $24,678,877 at March 31, 2000.

     COST OF REVENUES.   Our cost of sales increased 1.4% from $12,048,974
in the first quarter of 1999 to $12,217,495 in the first quarter of 2000. As a percentage of revenues, cost of sales decreased from 85.9% in 1999 to 85.8% in 2000. Management believes significant price pressure from competitors will continue to be an industry force in the future. Due to significant competition, there can be no assurance that we can maintain our profit margins in the future.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased 100.4% from $1,050,410 in the first quarter of 1999 to $2,147,090 in the first quarter of 2000. Total expenses prior to project allocations are 9.2% higher than fourth quarter 1999 figures. As a percentage of revenues, these expenses increased from 7.5% in 1999 to 15.1% in 2000. Increased personnel resources and related costs due to the startup of our two new businesses, Applied Water Technologies and Global Water Services, was approximately $250,000 of the difference between the two quarters. A reduction in the engineering cost allocations to projects from 1999 to 2000 accounted for approximately another $450,000 of the increase.

     RESEARCH AND DEVELOPMENT.   Research and development costs decreased
29.8% to $4,025 in 2000 from $5,730 in 1999. These costs include the research and development facility in Idaho.

     OPERATING INCOME (LOSS).    Operating income (loss), based on the
explanations noted above, decreased from $923,757 in 1999 to ($123,256) in 2000.

     Other income and expense primarily consisted of interest expense, which increased 28.9% from $88,602 in 1999 to $114,170 in 2000, due to our various debt financings. Income taxes (benefit) decreased from a cost of $283,953 with an effective tax rate of 34% in 1999 to a tax benefit of ($85,170) with an effective tax rate of 34% in 2000.

     NET INCOME (LOSS).    Net income available to common shareholders
decreased from $546,201 in the three month period ended March 31, 1999 to a net (loss) of ($170,334) in the similar period in 2000. This amount includes a preferred stock dividend of $5,000 in both 2000 and 1999. Basic and fully diluted income (loss) per share was $0.0019 in the three month period ended March 31, 1999 and ($0.0005) in 2000.

COMPARISON OF YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

     REVENUES. Total revenues were derived from engineering, equipment, installation, retrofits and spare parts of water cooling towers and AWT's clean water technology services. For the year ended December 31, 1999, total revenue increased 95.6% to $67,952,967 as compared to $34,734,340 for the year ended December 31, 1998. International revenues comprised 11.5% of total revenues in 1999 versus 15.1% in 1998, with such decrease resulting from an increased proportion of domestic projects in the total revenue mix. AWT did not appreciably contribute to the increase in revenues during 1999.

     For the year ended December 31, 1998, total tower revenue increased 85.8% to $34,734,340 as compared to $18,697,292 for the year ended December 31, 1997. International revenues comprised 15.1% of total revenues in 1998 versus 20.2% in 1997, with such decrease resulting from an increased proportion of domestic projects in the total revenue mix.

     Contracts awarded ("bookings") during 1999 increased 16.2% to $61,774,341 from $53,142,019 in 1998. These amounts included international bookings of $8,269,087 in 1999 (13.4% of total) and $3,470,882 in 1998
(6.5% of total). We believe that foreign opportunities will continue to play an important role in future periods. The increase in bookings awarded is due to an overall increase in the number of projects won, an increase in the average dollar amount of the contracts awarded, and increased selling expenses to take advantage of market opportunities. Backlog decreased from $27,155,058 at December 31, 1998 to $20,846,108 at December 31, 1999.

     Bookings during 1998 increased 119.9% to $53,142,019 from $24,163,772 in 1997. These amounts included international bookings of $3,470,882 in 1998 (6.5% of total) and $8,749,532 in 1997 (36.2% of total). The amount in 1997 included a contract of $4.2 million
 removed from the backlog in 1998. The increase in bookings awarded is due to an overall increase in the number of projects won, an increase in the average dollar amount of the contracts awarded, and increased selling expenses to take advantage of market opportunities. Backlog increased from $11,606,245 at December 31, 1997 to $27,155,058 at December 31, 1998.

     COST OF REVENUES.   Our cost of sales increased 118.7% from
$27,816,337 in 1998 to $60,851,840 in 1999.  As a percentage of revenues, cost of sales increased from 80.1% in 1998 to 89.5% in 1999. The absolute increase in cost of sales resulted from a 95.5% increase in corresponding revenues and additional cost allocations from selling, general and administrative expenses to projects and a loss on one large project which added approximately $1,482,000 of additional costs in excess of originally anticipated profit or 2.2% of the above percentage of revenue amount. Management believes significant price pressure from competitors will continue to be an industry force in the future. Due to significant competition, there can be no assurance that we can maintain our profit margins in the future.

     Our cost of sales increased 105.3% from $13,547,484 in 1997 to $27,816,337 in 1998. As a percentage of revenues, cost of sales increased from 72.5% in 1997 to 80.1% in 1998. The absolute increase in cost of sales resulted from a 85.8% increase in corresponding revenues and additional cost allocations from selling, general and administrative expenses to project costs.

     SELLING, GENERAL AND ADMINISTRATIVE.   Selling, general and
administrative expenses increased 3.7% from $4,762,328 in 1998 to $4,938,947 in 1999. As a percentage of revenues, these expenses decreased from 13.7% in 1998 to 7.3% in 1999. As a percentage of new bookings which increased 16.2%, these expenses decreased from 9.0% in 1998 to 8.0% in 1999. We believe that the investment in selling resources will continue to have a positive impact on the increase in bookings and the recognition of the related revenues for future periods.

     Selling, general and administrative expenses increased 18.1% from $4,031,159 in 1997 to $4,762,328 in 1998. As a percentage of revenues, these expenses decreased from 21.6% in 1997 to 13.7% in 1998. As a percentage of new bookings which increased 119.9%, these expenses decreased from 16.7% in 1997 to 9.0% in 1998. We believe that the increases in selling expenses will continue to have a positive impact on the increase in bookings and the recognition of the related revenues for future periods.

     RESEARCH AND DEVELOPMENT.   Research and development costs decreased
86.8% to $30,618 in 1999 from $232,657 in 1998. The expenses associated with our diversification effort into water treatment and the expenses for our new Global Water Services and Applied Water Technologies subsidiaries are reflected in cost of sales and selling, general and administrative categories in 1999. Research and development costs increased 57.3% to $232,657 in 1998 from $147,895 in 1997. These costs include the research and development facility in Idaho and the expenses associated with our diversification effort into water treatment and water purification for 1997 and 1998.

     OPERATING INCOME.    Operating income, based on the explanations noted
above, increased 10.7% from $1,923,218 or 5.5% of revenues in 1998 to $2,131,562 or 3.1% of revenues in 1999.

Operating income, increased 98.1% from $970,754 or 5.2% of revenues in 1997 to $1,923,218 in 1998.

     Other income and expense primarily consisted of interest expense, which increased 71.5% to $266,548 in 1999 from $157,520 in 1998. Other income and expense was $123,072 in 1997. These expenses were from our various debt financings. Income taxes increased from $273,878 with an effective tax rate of 32.4% in 1997 to $777,569 with an effective tax rate of 44% in 1998, but decreased to $566,115 with an effective tax rate of 30.3% in 1999.

     NET INCOME.    Net income before the cumulative effect of change in
accounting principle and preferred stock dividend increased 73.3% from $570,982 in 1997 to $989,309 in 1998 and increased by 31.7% to $1,304,782 in 1999. Both basic and fully diluted income per share decreased from $.002 in 1997 to $.001 in 1998, but increased to $.004 in 1999.

     EXPORT SALES.    Our export sales were $7,818,880, $5,247,569 and
$3,777,426 for 1999, 1998 and 1997, respectively. We believe that the importance of the international segment will continue to grow as our revenue base expands.

SELECTED HISTORICAL QUARTERLY OPERATING RESULTS

     The following table presents certain historical consolidated statement of operations data for our nine most recent quarters ended March 31, 2000. Actual results of operations data are presented for all periods. In management's opinion, this unaudited information has been prepared on the same basis as the audited annual financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of the unaudited information for the quarters presented. You should read this information in conjunction with the consolidated financial statements, including the notes thereto, included elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of results that we might achieve for any subsequent periods.

                 03-31-98     06-30-98     09-30-98     12-31-98     03-31-99     06-30-99     09-30-99     12-31-99     03-31-00
Net revenues:
 United States $  3,053,675 $  5,571,435 $  7,144,239 $ 13,717,422 $ 13,882,113 $ 24,583,374 $ 11,121,979 $ 10,546,621 $ 13,454,636
 International    1,269,331    1,202,862    1,709,463    1,065,913      146,758      728,230    3,403,757    3,540,135      790,718
               ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------

  Total revenues  4,323,006    6,774,297    8,853,702   14,783,335   14,028,871   25,311,604   14,525,736   14,086,756   14,245,354

Costs and expenses:
 Cost of sales    3,505,555    5,635,317    7,388,393   11,286,872   12,048,974   23,446,691   13,291,969   12,064,206   12,217,495
 Selling, general
 and administrative 912,686    1,143,448    1,246,959    1,459,235    1,050,410    1,303,054    1,371,736    1,213,747    2,147,090
 Research and
 development         52,032       56,285       66,373       57,967        5,730       12,883        4,869        7,136        4,025
               ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------

   Total costs
    and expenses  4,470,273    6,835,050    8,701,725   12,804,074   13,105,114   24,762,628   14,668,574   13,285,089   14,368,610
               ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------

Operating income
 (loss)            (147,267)     (60,753)     151,977    1,979,261      923,757      548,976     (142,838)     801,667     (123,256)

Other income (expense):
 Interest expense,
   net              (30,316)     (34,879)     (45,670)     (46,655)     (88,602)     (48,438)     (94,100)     497,688     (114,170)
 Other, net             255        3,742       11,472      (14,289)           -        2,802          100        2,981      (13,078)
               ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------

Income (loss) before
income taxes       (177,328)     (91,890)     117,779    1,918,317      835,155      503,340     (236,838)     769,240     (250,504)

Income taxes
 (benefit)          (78,058)     (40,449)      51,845      777,569      283,953      130,980      (73,419)     224,601      (85,170)
               ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------

Net income (loss)
 before preferred
 dividend           (99,270)     (51,441)      65,934      989,309      551,202      372,360     (163,419)     544,639     (165,334)

Preferred stock
 dividend                 -            -        2,630        7,640        5,001        4,999        5,000        5,000        5,000
               ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------

Net income (loss)
(including the
effect of a change
in accounting
principle for
 1998)             (99,270)      (51,441)      63,304    1,069,076      546,201      376,361     (168,419)    530,639      (170,334)


Cumulative effect
of a change in
an accounting
principle--net of
$593,119 of related
tax effect         (754,296)           -            -            -            -            -            -            -            -
               ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------

Net income (loss)
available for common
shareholders   $   (853,566)$    (51,441)$     63,304 $  1,069,076 $    546,201 $    376,361 $   (168,419)$    530,639 $   (170,334)
               ============ ============ ============ ============ ============ ============ ============ ============ ============

Income (loss) per share:
 Basic weighted
 average shares
 outstanding    294,050,000  294,050,000  294,050,000  294,251,062  294,854,250  294,854,250  294,999,631  308,354,250  316,960,268
 Basic income
 (loss) per share
 --prior to
 acct'g change $    (0.0003)$    (0.0002)$     0.0002 $     0.0040 $     0.0019 $     0.0012 $    (0.0006)$     0.0020 $    (0.0005)
 Cumulative
 effect of
 accounting change  (0.0026)           -            -            -            -            -            -            -            -
               ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------


 Basic income (loss)
 per share available
 for common    $    (0.0029)$    (0.0002)$     0.0002 $     0.0040 $     0.0019 $     0.0012 $    (0.0006)$     0.0020 $    (0.0005)
               ============ ============ ============ ============ ============ ============ ============ ============ ============

 Fully diluted weighted
 average shares
 outstanding    294,050,000  294,050,000  294,050,000  294,243,020  294,875,221  299,156,105  294,999,631  314,237,628  316,960,268
 Fully diluted
 income/ share--prior
 to accounting
 change        $    (0.0003)$    (0.0002)$     0.0002 $     0.0040 $     0.0019 $     0.0012 $    (0.0006)$     0.0020 $   (0.0005)
 Cumulative
 effect of
 accounting change  (0.0026)           -            -            -            -            -            -            -            -
               ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------

 Fully diluted
 income  (loss)
 per share     $    (0.0029)$    (0.0002)$     0.0002 $     0.0040 $     0.0019 $     0.0012 $    (0.0006)$     0.0020 $    (0.0005)
               ============ ============ ============ ============ ============ ============ ============ ============ ============


LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 2000, we had working capital of $4,774,844 as compared to working capital of $1,743,307 at March 31, 1999 and working capital of $4,940,336 at December 31, 1999. The primary reason for the increase is the addition of $1.8 million in equity from the exercise of warrants and options and the reclassification to current debt of notes due in January of 2001. Our cash flow provided by and used in our operating, investing and financing activities during the first three months of 2000 and 1999 are summarized as follows:

                                           Three Months Ended March 31
                                    ------------------------------------------
                                       2000            1999            1998
                                       ----            ----            ----
     Operating activities           $(1,887,389)    $(1,067,517)    $(393,919)
     Investing activities              (110,486)        (45,983)     (117,444)
     Financing activities             1,359,424        (135,595)      489,669
                                    -----------     -----------     ---------
     Net decrease/increase in cash  $  (638,451)    $(1,249,095)    $ (21,694)
                                    ===========     ===========     =========

     Our capital requirements for continuing operations consist of general working capital needs, scheduled payments on debt obligations, new business opportunities and capital expenditures. We anticipate that due to the growth in sales volume and contracted advanced payments from projects, our operating activities will provide a cash increase during the remainder of the year. We believe our current debt facilities and/or possible capital market funding will be sufficient for our operational cash investment requirements during the next four quarters.

     We have certain financing agreements with existing customers that extend beyond twelve months. Management believes that these arrangements can be sold to independent financial institutions to convert the assets into cash. Some of these existing assets are included in the working capital amounts described above. GWT has established long-term financing arrangements to fund our expansion into new business opportunities. Although each potential project will be evaluated on a case-by-case basis, we believe that our existing relationships with significant funding sources along with the financial strength of the potential customers will qualify for long-term financing for our product line expansion in GWS and AWT. We believe that the remaining future capital requirements for AWT and GWS in light of these third party financing arrangements will be funded through operations.

     Scheduled principal payments on term loans will total $1,935,394 during the fiscal year ended December 31, 2000, with Norwest Bank and other financial institutions. A portion of the term loans outstanding are guaranteed by the Small Business Administration and subjects us to certain financial covenants. These covenants include minimum net worth requirements, limitations on capital withdrawals and collateral claims on substantially all of our assets. The total amount of the Small Business Administration guaranteed term loan outstanding at December 31, 1999, was $320,210. Principal payments of $7,917 plus interest on the outstanding balance is due and payable each month. Interest is calculated at the prime rate of interest plus one percent. The prime rate will change periodically as economic conditions in the general economy fluctuate. At December 31, 1999, the interest rate for all financing which bear interest rates at 1.0% over prime was 9.5%. The bank has the right to accelerate payment on any or all of the principal outstanding if the financial covenants are not maintained. If the bank exercised this right, it would have a material adverse effect on us and our financial position. As of December 31, 1999, all financial covenants have been maintained.

     We also have a line of credit with a commercial lender totaling $2,000,000 to finance our working capital needs on foreign projects. This line of credit is guaranteed by the Export Import Bank of the United States and subjects us to certain financial covenants including minimum net worth requirements. The line of credit bears interest at prime plus 1% and matures on

September 15, 2000. As of March 31, 2000, there was an outstanding balance of $1,415,000 on this line of credit. We expect that the line will be renewed when it comes due.

     We have a line of credit with a commercial lender totaling $2,300,000 to finance our working capital needs. This is partially secured by a stockholder's certificates of deposit. As of March 31, 2000, $1,707,800 was outstanding on this line of credit. A portion of the line ($500,000) matures on August 1, 2000 and the balance matures on January 15, 2001.
We expect that this line of credit will be refinanced into a long-term obligation when the obligation becomes due. The interest rate on the note is tiered as follows - 6.69% on the first $770,000 and 9.75% on the remaining portion. In addition to the interest rate stated, we pay the above noted stockholder additional interest of $8,131 per month on his certificates of deposit securing the above mentioned notes.

     We have a term loan secured by the Small Business Administration with an outstanding balance at March 31, 2000, of $297,228. Scheduled principal payment on this note is $96,369 over the next twelve months and interest rates are stated at one percent over prime. We have various term notes secured by our vehicles. The outstanding balance on these notes at March 31, 2000, was $63,142 with scheduled principal payments over the next twelve months of $40,443 with interest rates ranging from 9.5% to 10.75%.

     At March 31, 2000, net costs in excess of billings and estimated earnings on uncompleted contracts were $12,336,243 as compared to net costs in excess of billings and estimated earnings on uncompleted contracts of $3,898,533 at March 31, 1999 and $9,664,104 at December 31, 1999. This net
increase is primarily due to contracted payment terms, project delays and timing of billings. We expect this net investment to decrease over the next two quarters.

     Budgeted capital expenditures during the remainder of the year consist of ongoing amounts for computer equipment, software, vehicles and office equipment for anticipated growth.

     We believe that we will have sufficient capital resources to fund our ordinary capital requirements for at least the next four quarters for continuing operations. No assurance can be made that we will have sufficient working capital to continue our requirements for continuing operations beyond the next four quarters.

EFFECT OF INFLATION AND FOREIGN CURRENCY EXCHANGE

     We have not experienced material unfavorable effects on our results of operations due to currency exchange fluctuations with our foreign customers or material unfavorable effects upon our results of operations as a result of domestic inflation. Our policy on firm contracts denominated in currencies other than the U.S. dollar is to hedge the net receipts through the foreign exchange markets.

NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued FAS 133, Accounting for Certain Derivative Instruments and Certain Hedging Activities, which establishes accounting and reporting standards for all derivative instruments, including certain derivative instruments embedded in other financial instruments (collectively referred to as derivatives), and for hedging activities. FAS 133 requires that an entity measure all derivatives at fair value and recognize those derivatives as either assets or liabilities on the balance sheet. The change in a derivative's fair value is generally to be recognized in current period earnings. However, if certain conditions are met, a derivative may be specifically designated as a hedge of an exposure to changes in fair value, variability of cash flows, or certain foreign currency exposures. Based on the hedge designation, special hedge accounting rules allow the derivative's change in value to be recognized either in current period earnings, together with the offsetting change in value of the risk being hedged, or, to the extent the hedge is effective, in comprehensive income and subsequently reclassified into earnings when the hedged item affects earnings.

     FAS 133, as amended by FAS 137, is effective for all fiscal years beginning after June 15, 2000 (calendar year 2001), with early adoption permitted. We do not use derivatives for trading or speculative purposes. With respect to other derivatives, mainly foreign exchange contracts, used as hedges of its assets, liabilities and commitments, we would have a gain of $25,177 as of December 31, 1999, on a foreign currency forward exchange contract designated as a hedge against a contract denominated in Canadian dollars. Since the receivable on this contract has not yet been recorded, the gain would be classified in comprehensive income under FAS 133.

                                BUSINESS

     We do business through our three (3) subsidiaries:

     * Psychrometric Systems, Inc. ("PSI") provides process cooling water primarily through the design, engineering and project management of cooling towers to industrial and manufacturing clients worldwide;

     * Applied Water Technologies, Inc. ("AWT") provides our customers with proprietary environmentally sound water treatment systems and services which are designed to meet the growing need for water purification and re-use worldwide. Build-up of chemicals used in traditional water treatment programs may cause operating inefficiencies and necessitate periodic shut-downs for cleaning heat exchangers and other areas within the cooling water loop. Our clean water technology replaces the need for hazardous chemicals, and may increase operating efficiency, reduce water use by increasing recycling and increase the time between shut-downs for cleaning; and

     * Global Water Services, Inc. ("GWS") provides total cooling water solutions and service programs to our customer base, including cooling water systems and water treatment services.

Except as otherwise noted, all references to GWT includes our three (3) subsidiaries.

     We primarily market our products and services worldwide to the following industries:

     *    electric power utilities;
     * process (such as agricultural, industrial and pharmaceutical process industries);
     *    petrochemical;
     *    chemical;
     *    heating, ventilation and air-conditioning;
     *    manufacturing;
     *    pulp & paper and other industries utilizing cooling water.

Typical customers include companies such as Archer Daniels Midland, Amoco, Mitsubishi, Mobil, Texaco, Bechtel, Fluor Daniel and other large corporations around the world.

     We custom design industrial water cooling towers for our customer base in a competitive bid job award process. We provide value engineering and specific water cooling tower designs to our customer base. Although influenced by many factors, we believe competitive pricing is one of the main criteria for job awards. Based on customer requirements, we design water cooling towers using structural members manufactured from wood, fiberglass and concrete. Light manufacturing of wooden and fiberglass structural components is done at our facilities for selected jobs prior to treatment procedures. Component parts are subcontracted and ordered from various suppliers to be shipped directly to the job site. For domestic projects, crews that we manage or independent subcontractors erect the water cooling tower in the field. The field erection normally takes between four to six weeks for the typical two to three cell cooling tower. The erection at foreign job sites is usually outside of the scope of our responsibility. From contract award to final completion of the structure, a typical project will last four to six months.

     From time to time, we may have projects that exceed the 10% revenue threshold for defining a major customer. Because each project is awarded independently from other projects, we do not believe that the completion of the contractual arrangements with any major customer that may arise will have a material adverse effect on our revenues.

     We utilize proprietary software products and know-how to design and estimate costs for potential projects. Although not copyrighted or patented, we believe that the proprietary information is integral to our ability to accurately and reliably design water cooling towers to meet the desired specifications and to estimate job costs. This know-how is augmented by key knowledgeable employees.

     PSI was named as one of America's 50 Hottest New Small Businesses by ENTREPRENEUR magazine in early 1996, achieving a ranking of #30 within the group of 50. The Small Business Administration named PSI "The Small Business Exporter of the Year" in 1997 for Region VIII, which includes Colorado. In June 1998 GWT's President and Chief Executive Officer, George Kast, was named an Entrepreneur of the Year for the Rocky Mountain Region. Mr. Kast received top honors in the category of "High-Tech Manufacturing and Design."

THE WATER COOLING TOWER MARKET

     Water cooling towers are designed to reject heat from process operations into the atmosphere through evaporation and direct heat transfer. Hot water is pumped to the top of the cooling tower and distributed over the fill media through various nozzle apertures. The fill media is designed to maximize the air/water interface to improve the efficiency of the heat rejection. As the air comes into contact with the hot water from the process, some water evaporates causing a reduction in heat for the remaining water. Fans placed on the top of the tower cause air to be drawn in from the sides and the bottom of the tower in an induced draft design. The induced draft air flow cools the water through direct contact and through evaporation. The evaporated water, now in the form of steam, is ejected through the fan stacks at the top of the tower. The cooler water at the bottom of the tower in the basin, is then re-circulated back into the process where it again absorbs heat until the entire process is repeated. Cooling towers have been used in process industries for nearly 100 years.

     Most process industries with available water that generate heat in the process utilize water cooling towers in their operations. Accordingly, water cooling towers are vital to the continuing operation of these facilities and are considered critical pieces of the plant and equipment. In fact, these processes cannot continue to operate without cooling towers or some other more expensive and less efficient means to reject heat from these facilities. Water cooling towers can range in price from $10,000 for a small 600 gallon per minute ("GPM") or 250 ton HVAC facility to over $10,000,000 for a heavy industrial or utility customer needing capacities of 300,000 GPM. GPM is the standard unit of measurement in the industrial water cooling tower segment, while HVAC usage denominates capacity in nominal cooling tons.
One ton of cooling is approximately equivalent to 2.5 - 3.0 GPM under humid environmental conditions.

     The water cooling tower market can be subdivided into two main segments, facilities using pre-packaged or factory assembled units and plants employing field erected cooling towers. Industrial water cooling towers are usually stand alone, separate facilities while factory assembled units often are placed on top of office buildings or in close proximity to the heat source adjacent to the building. Factory assembled cooling towers are shipped directly to the end user as a completed unit and installed on site with minimal additional fabrication. These units are typically sold to HVAC and light to medium industrial users. Cooling towers for HVAC applications are normally sized from approximately 30 to 500 nominal tons. Larger tonnages are obtained from either sequencing a number of factory assembled units or constructing small field erected units on site. Field erected cooling towers are constructed on site and are utilized by larger HVAC applications, medium and heavy industrial and utilities. Heavy industrial users require water cooling towers sized from 10,000 to 100,000 GPM and some utility applications range up to 300,000 GPM.

     Accurate information about the water cooling tower industry is difficult to obtain since many cooling tower manufacturers are either privately held and do not divulge market information or are divisions of very large public entities. Furthermore, many existing cooling tower companies operating in the U.S. are owned by foreign entities where reporting requirements are substantially different from U.S. provisions. Limited market information is available from the U.S. Department of Commerce, public SEC information, commissioned private studies and internal intelligence sources. Based on this limited information and management's evaluation of the market, management estimates that the total annual United States water cooling tower market ranges from $500 million to $700 million, and that the total annual worldwide market ranges from $1.5 billion to $2.0 billion.

PRODUCT LINE

     The market we currently serve can be subdivided into two main sub-segments: international water cooling towers and domestic water cooling towers. For the year ended December 31, 1999, the domestic tower revenue recognition represented approximately 88.5% of our revenues, and international tower revenue represented approximately 11.5%. Based upon our current backlog of business and current outstanding bid activity, we believe that future revenue recognition for 2000 will approximate 1999 percentages for international and domestic revenues. Within each of these main sub-segments, the product line can be further divided into new cooling towers and retrofits and repairs of existing towers.

     NEW WATER COOLING TOWERS. New water cooling tower project opportunities come from two major sources: a worldwide network of independent manufacturers representatives and internal sales personnel. Although some projects arise from past sales relationships with customers, most projects are awarded independently. In addition to our direct sales activities, we market new water cooling towers in a number of ways, including sponsorship of trade shows, direct mail solicitation and advertising in various trade publications. We are presently developing a compact disk ("CD"), which will portray our products using interactive illustrations and animation. This CD will be distributed to engineering firms, manufacturers and specialized mailing lists in the industrial water cooling tower market. We also maintain web pages on the worldwide web at http://www.gwtr.com and http://www.psicoolingtowers.com.

     Bids on new water cooling tower projects typically range from $50,000 to $12,000,000 per project. Although we have bid and constructed larger projects, the majority of our projects fall within this range.

     Although there is no typical bidding process, normally the customer or a customer's agent describes the operating performance requirements of the tower. Our personnel assemble a value engineering plan for the given heat load configuration and a cost estimate for the materials, labor, and ancillary equipment to meet the specific performance criteria for the facility. Many factors affect the cost calculation, including water quality, environmental conditions, operating details, local building requirements, structural materials needed, local labor conditions and other factors which affect the cost components of the cooling tower. Some projects may be awarded to the low bidder, while others may have other performance factors as the prime criteria for contract award.

     At the time the job is awarded, final terms and conditions are negotiated including on-site dates, contract terms and conditions, financial performance, warranties and other factors defining the rights and obligations of the parties. Normal payment terms include payment upon completion of the customer engineering package which is followed by additional payments upon completion or partial completion of the material procurement/manufacturing phase and, if applicable, the erection phase. We recognize contract revenues using the percentage-of-completion method, based primarily on contract costs incurred to date compared with total estimated contract costs. Contracts on some water cooling towers arrangements which have both new and retrofit components are segmented between types of services, and accordingly, gross margin related to each activity is recognized as those separate services are rendered. Changes to total estimated contract costs and to contract revenues via change orders are recognized in the period in which they are determined and the costs are incurred. In addition, a provision is made for the entire amount of future estimated losses, if any, on contracts in progress in the period in which such losses are determined.

     Cost components for new cooling towers include hardware, structural components, water distribution system, heat transfer media, air movement equipment (fans, drive shafts, gearboxes etc.), fanstacks, labor, tools, and freight. Most of the material requirements are purchased from independent outside vendors, custom fabricated for the specific project requirements and shipped directly to job sites. We fabricate some wooden and fiberglass structural materials and other components at leased facilities.

     The customer will often require a thermal performance test and verification as part of the documentation on tower performance. Either our personnel or independent third parties perform these tests. Historically, these performance tests have shown that our products consistently meet or exceed performance design specifications. In addition to the performance tests described above, we provide a limited warranty on our products to be free from material defects for 12 months from start-up or 18 months from shipment, whichever occurs first. Additionally, we have passthrough warranties from our sub-vendors for various components utilized in our cooling towers. We believe that there are no significant warranty issues from products placed in service since inception.

     We have installed environmental friendly plume-abated towers in Japan and the United States. Plume abatement features increase the selling price of the facilities and provides additional customer benefits, such as reduced impact to surrounding deciduous trees and reduction in potential liability caused by condensing water and ice in winter driving conditions. In addition to plume abatement, we have also successfully installed sound abated towers which decrease noise levels and sound pollution.

     RETROFIT MARKET.   In the retrofit or repair market, we have bid on
projects ranging from $5,000 to $5,000,000. We expect to bid on projects in excess of this range in the future as opportunities may arise.
Normally, the customer selects options from a list of possible repair scopes for the existing water cooling tower retrofit project. In approximately 75% of the projects we bid on, a portion of the work scope is based upon a time and material unit price. Most retrofit projects do not require drawings or extensive engineering work. Profit is recognized on a percentage-of-completion basis.

     Retrofit projects could have significant change orders as compared to the total price of the contract. Change orders from retrofit projects arise due to the uncertainty surrounding the job scope at the time of the bid. Often, existing towers are operating when job walkthroughs are performed to determine the scope of the repairs necessary. Other damaged areas in need of repair can only be observed and retrofitted after the crew has begun their retrofit work and the damaged area is exposed for observation.

SUPPLIERS, VENDORS AND SPARE PARTS

     We utilize selected vendors for our sub-component requirements. In a limited number of cases, specific manufacturers have worked in conjunction with us to supply components to customers under common marketing programs. Because we have access to a broad number of suppliers which we work with on a regular basis, management believes that the customer can achieve economic benefits by utilizing our buying power when component spare parts are needed. We rely upon the suppliers and vendors to manufacture components to our specifications. We have not experienced any significant delays in obtaining parts and components for our products, and we believe that our relationships with our suppliers are good and that the material availability is adequate.

PRODUCT RESEARCH, DESIGN AND DEVELOPMENT7

     We lease a facility in Coeur d'Alene, Idaho, for our research and development requirements. We are evaluating various technologies related to water cooling towers, heat rejection rates, water reuse, disinfection, water treatment and product design at this facility. The facility was staffed by one employee as of December 31, 1999. We plan to continue research and technology programs at this facility but we have no fixed research and development budget. For the fiscal years ended December 31, 1999, 1998 and 1997, we expended $30,618 and $232,657, and $147,895 respectively, for research and development.

TOTAL WATER TREATMENT SERVICE PROGRAM

     During fiscal 1998, we began offering clean water technology services to water cooling tower customers through our wholly owned subsidiary Applied Water Technologies, Inc. ("AWT"), a Nevada corporation. Historically, water used in cooling towers has been treated with chemicals to prevent or inhibit the formation of scale, bacteria, algae and corrosion at substantial expense. Build-up of the chemicals used in treating the water causes operating inefficiencies and necessitates periodic shut-downs for cleaning. Disposal of the contaminated water poses environmental compliance issues for our customers. AWT's clean water technology replaces the need for hazardous chemicals, increases operating efficiency, reduces water use by increasing cycling levels and increases the time between shut-downs for cleaning. It also dramatically reduces the costs associated with water discharge. Retrofits or total cooling water packages are available.

     We believe this environmentally sound approach to the treatment of process cooling water offers many benefits to our customers including reduction in water use, reduced liability from employees' handling of hazardous chemicals and reduction of pollutants being discharged. We will integrate the environmentally sound water treatment service with our other products to bring a total solution to our existing and future customers.
We believe that this integrated "solutions" approach will be attractive to our customer base and will result in longer term contracts with potentially higher profit margins.

     This full service program is intended to enhance our water cooling tower historic business segment by adding scale and corrosion control, filtration and micro-organism and algae control which enable us to provide our customers cold, clean water at fixed costs over long-term periods of time. We believe that our total water management program will provide us with a competitive advantage because other water treatment competitors do not offer cooling towers and our cooling tower competitors do not generally offer water treatment services.

     AWT's "AquaPhysics" program offers a series of non-chemical treatment technologies, coupled with on-site monitoring and service, to provide a proven environmentally sound approach to cooling water management. The three-phased AquaPhysics systems will employ technologically advanced equipment that comprehensively addresses scale, micro biofouling, corrosion and filtration of suspended solids. The combination of these leading edge technologies results in clean, cold water for optimum cooling efficiency and recycling without the use of storage and handling of hazardous chemicals.

     The total water management program offers a proprietary method of reducing scale deposited from the water inside the pipes. This system, based on eight patented technologies, delivers electric charges through the water passing inside a pipe from a device which is easily fitted around the outside of the pipe. The electric charges in the system cause a solenoid induced molecular agitation which precipitates the calcium carbonate in water causing it to clump into sizes which can then be filtered out of the water flow. Our total water management program also offers a proprietary method of microbiological control through an ionization process which kills bacteria and algae utilizing a silver anode. Filtration to remove suspended solids and insoluble crystals and corrosion control will be provided by purchasing standard products produced by many suppliers. Finally, the total water management program includes a remote monitoring system, which permits us to monitor the temperature and condition of the waterflow and to react quickly to control the system as required.

     We plan to market our non-chemical treatment service primarily by targeting customers with buildings or other facilities with an HVAC focus and to those who recognize the benefits and have requirements for environmental compliance and safety. We plan to market on the basis of providing an end result, rather than selling technology or equipment, and providing a long-term guarantee for clean and healthy water. The AquaPhysics based program will also be shown to save valuable water resources, with the systems able to cycle the same water up to approximately eight times, as opposed to other chemical based systems which may require water for a once through basis or up to a maximum of three or four cycles before it has to be purged.

     Through 1999, we had invested approximately $400,000 in start-up and related expenses leading to the AWT treatment service program. We initiated service under our first contract which commenced in June 1999. Our initial contract is with Commonwealth Edison and is for a five-year term. Our treatment program serves a closed loop system with HVAC towers and associated piping and systems to cool nuclear fuel after the fuel has been taken out of service at that major Illinois utility's Zion nuclear power plant. The customer will pay a monthly fee from which we will recover our initial investment over a relatively short period, providing an example of the higher margin anticipated from this new business segment.

GWS WATER SERVICE PROGRAM

     Based on years of experience in design, constructing and maintaining water cooling towers, we have continued to develop improved products to assist our customers with efficient removal of heat from their process systems. We typically design and construct towers that exceed the bid specifications provided by our customers for thermal water treatment. Nevertheless, it is natural for all materials used in constructing water cooling towers and the impact of water itself to cause reductions in efficiency as time progresses, particularly if not properly maintained. It is not unusual for efficiency to be reduced 20% to 30% after five to ten years of operation.

     During fiscal 1999, through our wholly owned subsidiary Global Water Services, Inc. ("GWS"), a Nevada corporation, we began offering total cooling water management services, including operating and maintenance services to water cooling tower customers. Traditionally, cooling towers experience a degradation in thermal heat performance over the life of the tower. This decrease in operating performance is due mainly to a shortfall in preventive maintenance practices by cooling tower operators. Because of reductions in water cooling tower efficiency, other plant operations are adversely affected, leading to a reduction in plant output, a decrease in production yields and/or a decline in product quality. These inefficiencies may lead to an adverse impact on plant profitability due to the lack of sufficient cooling water for the facility.

     Through our wholly owned subsidiary GWS, we address this customer need through our proprietary long-term service arrangement which provides total water cooling management services to customers. We believe this approach to the water cooling tower user's industries will lower overall costs, improve efficiencies and provide increased profitability to our customers. We believe that synergies with AWT and PSI will provide many opportunities to improve profitability and increase our market share as these service arrangements are developed over the next few quarters.

     GWS assumes full responsibility, with the approval of our customers, for selecting all the systems, equipment, supplies and water treatment program needed for the servicing, recruiting, training and managing the operational manpower required under each project. We are not aware of any other companies which provide such a full service program in our industry. We anticipate structuring and pricing our contracts to provide us with increased gross margins as compared to our traditional water cooling tower construction business.

     We believe that GWS' services will differentiate it from competitors as a result of the scope of the equipment, services, technology, systems and water treatment bundled into one service package, all for a monthly fee over a long-term period. We anticipate that our customers will view these service contracts as a long-term solution which will result in significant revenue improvement and substantial cost savings.

     Although GWS currently has no contracts in place, we are pursuing contracts with several major electric utilities and other industrial companies utilizing water cooling towers.

GOVERNMENTAL REGULATION

     We are subject to the requirements of a number of federal, state and local laws, such as the federal Occupational Safety and Health Act ("OSHA") in the erection and manufacturing of the cooling towers, the Department of Transportation ("DOT"), the Federal Aviation Administration ("FAA"), the Environmental Protection Agency ("EPA") and various state regulatory agencies. We endeavor to comply with all state and federal laws and believe that we are in compliance with all federal, state and local regulations applicable to our business, including environmental regulations.

COMPETITION

     The market for water cooling towers is extremely competitive worldwide. There are approximately 10 manufacturers of new industrial water cooling towers in the United States. There are approximately 15 regional companies providing retrofits and repair services. Our primary competitors internationally consist of the same competitors with which we compete in the

United States. Additionally, there are 10-15 companies which compete regionally on an international basis with our products and services.

     The two largest competitors on a worldwide basis are the Marley Cooling Tower Co., a division of United Dominion Industries Limited based in the United States, and Hamon Cooling Towers, a division of the Hamon Group of Belgium. Collectively, these two companies account for approximately 40% of the worldwide industrial water cooling tower market.

     A number of our competitors are substantially larger in size than we are and have greater financial, operating and other resources. Many of these competitors have been in business for a number of years and are well established in the industry.

     In addition, a number of the aforementioned competitors manufacture and market water cooling towers employing fiberglass, wood and concrete materials which are similar to our products. Management believes that our products provide superior value to our customers through service, performance and operating efficiencies. There can be no assurance that competitors will not develop and produce products which are comparable or superior to our product line.

     In the area of water treatment services, we compete with, among others, Nalco Chemical Co. and Hercules, which are publicly traded companies. Market estimates vary extensively for the size of the worldwide water treatment market, but various sources estimates that the total size may approach $300 billion worldwide. All of our competitors in the water treatment market are substantially larger in size than we are, and have greater financial, operating and other resources. These competitors have been in business for a number of years and are well established in the industry.

EMPLOYEES

     As of June 26, 2000, we employed 126 full time individuals in the fields of engineering, management, marketing, accounting, finance, drafting, design, project management, law and administrative support throughout our operations. There were 75 individuals at our corporate headquarters in Golden, Colorado. We utilize an employment service organization to provide field personnel for our projects where the erection of the tower is within our scope of work. These crews have ranged from approximately 30 to 170 individuals and fluctuates in accordance with the total number of projects requiring field installation at any given time. Only crews on selected jobs where union representation is mandatory are subject to a collective bargaining agreement. We believe that relations with our employees are good.

CUSTOMERS

     We had a major customer which accounted for more than 10% of our revenues for the year ended December 31, 1999. This customer accounted for $26.8 million in recognized revenue during 1999 or 39.8% of our total 1999 revenue. We had a major customer accounting for 13.9% of our revenues for the year ended December 31, 1998. We did not have a major customer accounting for more than 10% of our revenues for the year ended December 31, 1997. From time to time, we may have projects that exceed the 10% revenue threshold for defining a major customer. Because each project is awarded independently from other projects, management does not believe that the completion of the contractual arrangements with any major customer that may arise will have a material adverse effect on us.

     We have experienced seasonality in the business over the past few years. In general, the fourth calendar quarter of the year has experienced higher revenues and higher operating income than the other calendar quarters. Management attributes most of this to cooling tower projects following the warmer summer months and to end-of-the-year capital budgets of customers.

BACKGROUND

     GWT was incorporated under the name Fi-Tek VI, Inc. ("Fi-Tek") in the State of Delaware on July 12, 1990, for the primary purpose of seeking out acquisitions of properties, businesses or merger candidates, without limitation as to the nature of the business operations or geographic area of the acquisition candidate. In October 1992, Fi-Tek completed an initial public offering, receiving proceeds of $160,000 from the sale of 8,042,500 units, consisting of common stock and Class A and Class B warrants. The expiration date of the warrants which were included in the units sold in the public offering have been extended past their original expiration date, and will now expire April 14, 2001, unless extended.

     On September 25, 1997, Fi-Tek VI and PSI consummated an Agreement and Plan of Reorganization whereby Fi-Tek VI acquired all of the issued and outstanding common shares of PSI in exchange for the issuance of 261,382,500 shares of common stock and 1,000,000 shares of a newly-authorized Series A non-voting preferred stock ("Series A Preferred Stock"). Subsequent to the reverse acquisition with PSI, we changed our name from Fi-Tek to Global Water Technologies, Inc. to reflect our focus on the growing water-related market opportunities. The trading symbol for our common stock was also changed to "GWTR." Fi-Tek accounted for the transaction as a reverse acquisition under the purchase method of accounting. The fiscal year of Fi-Tek was changed from June 30 to December 31 to correspond to the fiscal year of PSI.

     Each share of Series A Preferred Stock was automatically convertible into 290 shares of common stock upon attainment of gross annual sales of $60,000,000, but only if such annual sales were reported not later than the due date of the Annual Report on Form 10-K for the fiscal year ending in 2002, and was subject to redemption at a price of $.0001 per share in the event the required sales level is not attained. Our revenues for the fiscal year ended December 31, 1999, exceeded $60 million. Accordingly, on March 21, 2000, the date we filed our Annual Report on Form 10-KSB with the Securities and Exchange Commission, the outstanding shares of Series A Preferred Stock converted into common stock on the basis of 290 shares of common stock for each one share of Series A Preferred Stock. See TRANSACTIONS WITH MANAGEMENT, below, for information relating to George A. Kast's exchange of his Series A Preferred Stock for the same number of shares of a newly created non-voting Series C Preferred Stock prior to conversion into common stock. The remaining 123,659 shares of Series A Preferred Stock outstanding converted into 35,861,110 shares of common stock on March 21, 2000.

PROPERTIES

     Effective March 10, 1998, we entered into a triple-net lease for a portion of a 36,740 square foot office building in Golden, Colorado, with George A. Kast, President and CEO, for our expanding office space requirements. The lease required that we pay rent at a rate of $21,454 per month for the 34-month lease. Gross operating expenses for the building approximated $20,000 per month, of which Mr. Kast was personally responsible for the payment of approximately $5,000 per month, which was paid by us during 1998. At December 31, 1998, we recorded a note receivable from Mr. Kast in the amount of $47,766 (principal and interest at 8% per annum) related to the operating costs of the facility for which Mr. Kast is responsible. This note was repaid during 1999.

     The lease also provided Mr. Kast with the option to purchase the building in which GWT's principal offices are located on or before December 31, 2000. During December 1999, Mr. Kast, through an affiliated entity, GK Holdings, Inc., exercised his option. On December 31, 1999, we entered into a ten year lease of the building, commencing January 1, 2000, with GK Holdings. The triple-net lease requires monthly rental payments of $53,538 per month. Management believes that the terms of the lease are no less favorable to GWT than comparable office space in the geographical area in which our offices are located. GWT subleases the garden level of the building to several unaffiliated entities at varying monthly rentals. Non-related third parties pay rent of approximately $12,600 monthly, reducing our net monthly rent to approximately $40,900.

     From January 1993 through March 15, 1998, our principal offices were located in Lakewood, Colorado, and consisted of approximately 12,260 square feet of office space which was occupied pursuant to a 60-month lease with an unaffiliated entity, which expired on October 31, 1999. During 1999, we entered into an agreement with an unaffiliated entity to occupy these premises and relieve us from our former obligation under the lease.

     We lease approximately 17,700 square feet from an unaffiliated entity in Denver, Colorado, for $6,642 per month. The lease terminates in January of 2001. This facility is utilized for light structural fabrication, component storage and centralized warehousing for tools and equipment. We believe that the lease on this facility can be renewed and/or additional space secured without substantial economic implications.

     We also lease a 5,000 square foot research and development facility in Coeur d'Alene, Idaho, from Mr. Kast. The facility is subject to a lease which terminates September 30, 2001. The lease terms obligate us to a monthly payment of $1,238. During 1999, we paid Mr. Kast $14,856 for this facility.

     Management believes that our insurance policies provide adequate coverage for the contents at all facilities. The lessor of each of our leased facilities is responsible for the building structure itself. We could have material adverse consequences if our facilities were destroyed by fire or other disaster.

                            LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings which management believes to be material, and there are no such proceedings which are known to be contemplated for which the Company anticipates a material risk of loss.

                               MANAGEMENT

     Set forth below is certain information regarding the directors, executive officers and key employees of the Company as of the date hereof. Service with the Company prior to September 1997 was rendered to PSI.

NAME              AGE  POSITION                      OFFICER OR DIRECTOR SINCE
----              ---  --------                      -------------------------

George A. Kast    42   Chief Executive Officer and             1993
                       Chairman of the Board

Martin E. Hout    44   Chief Financial Officer and             1998
                       Treasurer

Gary L. Brown     43   Secretary, General Counsel              1996
                       and a Director

Michael A. Kast   43   Director                                1999

Robert L. Koch    46   Director                                1999

     The following sets forth biographical information concerning the Company's directors and executive officers for at least the past five years.

     GEORGE A. KAST, founded PSI in 1993, was an officer and director of PSI until 1997, when PSI merged with Fi-Tek VI, Inc. and became GWT. Prior to forming PSI, from 1983 to 1992, Mr. Kast was the vice-president of GEA/Thermal-Dynamic Towers, Inc. ("TDT"), Lakewood, Colorado, where he was responsible for all marketing activities and directly experienced in design and project management of cooling towers, including the design and creation of the protruded fiberglass structural cooling towers.

     MARTIN E. HOUT was PSI's and then GWT's controller and planning officer from 1995 to 1998, when he became the Chief Financial Officer. Prior to his association with PSI, he was the president of International Consulting Associates, Inc., Lakewood, Colorado, from 1994 to 1995, and from 1993 to 1994, a financial officer at GAC Technologies, a manufacturing subsidiary of Golden Aluminum Co., a subsidiary of ACX Technologies, Inc., Golden, Colorado. From 1985 to 1993, he held various financial positions with Golden Aluminum Co. Mr. Hout received a B.A. degree from the University of Illinois in 1979 and a M.B.A. degree in international finance from the University of Denver in 1991. He is a certified public accountant in Colorado and Illinois.

     GARY L. BROWN has been Chief Operating Officer and General Counsel of PSI since 1996 and became an officer of GWT in September 1997. From 1993 to 1996, he was counsel for Fischbach Corporation, which included Fischbach & Moore, Natkin & Company, Ficon Corporation and Fischbach Power Services, among others. Prior to joining the Fischbach companies, Mr. Brown was engaged in private practice for ten years with the firm of Gorsuch,

Kirgis, Campbell, Walker & Grover in Denver, Colorado. Mr. Brown received a B.S.J. degree from the University of Kansas in journalism in 1979 and a J.D. degree from Washburn University in 1983.

     MICHAEL A. KAST has been the director of projects and a director of PSI since 1993. He is currently a senior vice president of PSI. From 1983 to 1992, he was the founder and former president of TDT. He is responsible for all of our business activities including labor, construction, erection, reconstruction and new towers.

     ROBERT L. KOCH has been the Manufacturing Operations Leader for Allied Signal Aerospace from 1997 to the present. From 1994 to 1996, he was the manager of New Product Engineering for LORI, Inc., and from 1996 to 1997, the Vice President of Operations for HaddComm International.

BOARD COMMITTEES

     The Company presently has no audit/systems committee nor a compensation committee.

SIGNIFICANT EMPLOYEES

     The following employees make a significant contribution to our business.

     STEVE D. ADAMS, age 38, was the director of applications and projects at TDT from 1992 to 1994. Prior to joining TDT, he was the product manager for new tower and engineering manager at Custodis-Ecodyne, Inc., Santa Rosa, California from 1988 to 1992. Mr. Adams joined PSI in 1994 and is currently vice president-applications. His responsibilities include new tower design, estimating and testing. He received a B.S. degree in chemical engineering from the University of Missouri in 1983.

     WILLIAM W. HOWARD, age 42, was structural design manager for TDT from 1990 to 1993 when he joined PSI. In 1991, he was the committee chairman for the Redwood, Douglas Fir and Fastener Specifications Standards committee of the Cooling Tower Institute. As vice president of engineering of PSI, his responsibilities include the analysis and design of all structural members and joints, proposal reviews, project engineer and directing new tower project managers. He received a B.S. degree in architectural engineering, structures from the University of Colorado in 1982.

FAMILY RELATIONSHIPS

     The following family relationships exist between and among the officers and directors of the Company: George A. Kast and Michael A. Kast are brothers.

                         EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information regarding compensation paid to our CEO and our other executive officers who received in excess of $100,000 of salary and bonus during the year ended December 31, 1999:

                                                       Long-Term
                                                   Compensation Awards
                                                   -------------------
                       Annual Compensation ($$)  Restricted    Options
                       ------------------------    Stock         &         Other
Name and Position   Year    Salary      Bonus      Awards       SARs     Compensation
-----------------   ----    ------      -----      ------       ----     -------------

George A. Kast,     1999   $225,000    $  -0-       -0-        632,600    $ 14,856(1)
President and Chief 1998   $172,500    $75,137      -0-           -0-     $ 14,856(1)
Executive Officer   1997   $166,438    $ 7,023      -0-           -0-     $ 13,618(1)

Gary L. Brown       1999   $180,000    $40,000      -0-        463,100        -0-
General Counsel     1998   $145,000    $25,137      -0-           -0-         -0-
                    1997   $125,000    $25,000      -0-           -0-         -0-

Michael A. Kast,    1999   $156,667    $  -0-       -0-        413,500     $137,567(3)
Vice President      1998   $145,000    $25,137      -0-           -0-      $ 48,784(3)
of PSI              1997   $104,000    $ 2,000(2)   -0-           -0-      $ 48,784(3)

Martin E. Hout      1999   $110,000    $12,500      -0-        562,500        -0-
Chief Financial     1998   $ 73,461    $ 2,500      -0-           -0-         -0-
Officer             1997   $ 63,000    $ 2,056      -0-           -0-         -0-

________________________
(1) Represents rental payments made to Mr. Kast for the Coeur d'Alene research and development center.
(2) PSI issued Mr. Kast 1,020 shares of PSI's common stock (which was exchanged for 13,089,518 shares of our common stock and 50,059 shares of our preferred stock) as a bonus upon his employment by PSI.
(3) Represents interest on certificates of deposit pledged as security for the Company's line of credit.

COMPENSATION OF DIRECTORS

     Outside members of the Company's Board of Directors are compensated in their capacities as Board Members in the amount of $5,000 for each quarterly meeting attended. They may also participate in our Stock Option Plan. Other members of our Board of Directors are not compensated in their capacities as Board members. However, we reimburse all of our officers, directors and employees for accountable expenses incurred on behalf of GWT.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     None of our officers presently have employment agreements with the Company.

1998 STOCK OPTION PLAN

     On May 20, 1998, the Company adopted the 1998 Stock Option Plan (the "Plan") which provides for the issuance of options to purchase up to 30,000,000 shares of common stock to employees, officers, directors and consultants of the Company and its subsidiaries. The Plan was ratified by the Company's shareholders at the Company's Annual Meeting of Shareholders on June 30, 1998. As of the date of this prospectus, 11,241,100 options have been awarded to Company employees which vest over four years from the grant date. Of these options awarded, 10,756,680 remain outstanding. Unless sooner terminated, the Plan will expire on May 31, 2008.

     The purposes of the Plan are to encourage stock ownership by employees, officers, directors and consultants of the Company so that they may acquire or increase their proprietary interest in the Company, to (i) induce qualified persons to become employees or officers of or consultants to the Company; (ii) compensate employees, officers, directors and consultants for past services to the Company; and (iii) encourage such persons to become employed by or remain in the employ of or otherwise continue their association with the Company and to put forth maximum efforts for the success of the business of the Company.

     The Plan states that it is not intended to be the exclusive means by which the Company may issue options or warrants to acquire its common stock, stock awards or any other type of award. To the extent permitted by applicable law, the Company may issue any other options, warrants or awards other than pursuant to the Plan without shareholder approval.

     The Plan is administered by a Committee consisting of the Board of Directors or Compensation Committee, if appointed. At its discretion, the Committee may determine the persons to whom Options may be granted and the terms thereof. As noted above, the Committee may issue options to the Board.

     The terms of any Options granted under the Plan are not required to be identical as long as they are not inconsistent with the express provisions of the Plan. In addition, the Committee may interpret the Plan and may adopt, amend and rescind rules and regulations for the administration of the Plan.

     Options may be granted as incentive stock options ("Incentive Options") intended to qualify for special treatment under the Internal Revenue Code of 1986, as amended (the "Code"), or as non-qualified stock options ("Non-Qualified Options") which are not intended to so qualify. Only employees of the Company are eligible to receive Incentive Options. The period during which Options may be exercised may not exceed ten years. The exercise price for Incentive Options may not be less than 100% of the fair market value of the common stock on the date of grant; except that the exercise price for Incentive Options granted to persons owning more than 10% of the total combined voting power of the common stock may not be less than 110% of the fair market value of the common stock on the date of grant and may not be exercisable for more than five years. The exercise price for Non-Qualified Options may not be less than 85% of the fair market value of the common stock on the date of grant. The Plan defines "fair market value" as the last sale price of the Company's common stock as reported on a national securities exchange or on the Nasdaq or, if the quotation for the last sale reported is not available for the Company's common stock, the mean between the highest bid and lowest asked prices of the Company's common stock as reported by Nasdaq or on the electronic bulletin board or, if none, the National Quotation Bureau, Inc.'s "Pink Sheets" or, if such quotations are unavailable, the value determined by the Committee or the Board of Directors in accordance with its discretion in making a bona fide, good faith determination of fair market value.

     The Plan contains provisions for proportionate adjustment of the number of shares issuable upon the exercise of outstanding Options and the exercise price per share in the event of stock dividends, recapitalization resulting in stock splits or combinations or exchanges of shares.

     In the event the Company is the surviving corporation in any merger or consolidation, the holder of any Option or Award granted under the Plan shall have the right to exercise such Option (at its then current Option Price) or Award for the kind and amount of shares of stock subject to the Option or award prior to the merger or consolidation. All Options and Awards granted under the Plan will terminate in the event of a dissolution or liquidation of the Company not involving a transaction with another company as described below.

     In the event of shareholder approval of (i) a merger or consolidation in which the Company is not the surviving entity (except for a change of domicile), (ii) the sale, transfer or other disposition of all or substantially all the Company's assets and the complete liquidation or dissolution of the Company or (iii) any reverse merger in which the Company is the surviving entity but in which the holders of more than 50% of the total voting securities of the Company are held by a person or persons different from those who held such securities immediately prior to such merger, the Committee may provide for the automatic acceleration of one or more of the outstanding Options or Awards. Upon the consummation of such a transaction, all Options shall, to the extent not previously exercised, terminate and cease to be outstanding.

     Except as otherwise provided under the Plan, an Option may not be exercised unless the recipient then is an employee, officer or director of or consultant to the Company or a subsidiary of or parent to the Company, and unless the recipient has remained continuously as an employee, officer or director of or consultant to the Company since the date of grant of the Option.

     If an Option holder ceases to be an employee, officer or director of, or consultant to, the Company or a subsidiary of the Company (other than by reason of death or permanent disability), other than for cause, the holder may exercise any Options or SARs that are vested but unexercised on the date his or her service is terminated until the earlier of (i) 90 days after the date of termination of service, or (ii) the expiration date of the Options or SARs. However, termination of employment at any time for cause immediately terminates all Options or SARs held by the terminated employee. If termination is by reason of disability, however, the holder may exercise his or her Options or SARs until the earlier of (i) 12 months after the termination of service, or (ii) the expiration of the term of the Option or SAR. If the holder dies while in service to the Company, the holder's estate or successor by bequest or inheritance may exercise any Options or SARs that the holder was entitled to exercise on the date of his or her death at any time until the earlier of (i) the period ending three months after the holder's death, or (ii) the expiration of the term of the Option or SAR.

     Options granted under the Plan are not transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, or the rules thereunder. Options may be exercised, during the lifetime of the recipient, only by the recipient and thereafter only by his legal representative.

     The Committee may suspend, terminate, modify or amend the Plan, except that, without shareholder approval, the Board may not (i) increase the maximum number of shares of common stock subject to the Plan (except in the case of certain organic changes to the Company), (ii) reduce the exercise price at which Options may be granted or the exercise price for which any outstanding Options may be exercised, (iii) extend the term of the Plan,
(iv) change the class of persons eligible to receive Options or Awards under the Plan, or (v) materially increase the benefits accruing to participants under the Plan. In addition, the Committee or the Board may not, without the consent of the Option holder, take any action that disqualifies any Option previously granted under the Plan for treatment as an Incentive Stock Option or which adversely affects or impairs the rights of the Option holder of any outstanding Option. Notwithstanding the foregoing, the Board may amend the Plan from time to time as it deems necessary in order to meet the requirements of any amendments to Rule 16b-3 under the Securities Exchange Act without the consent of the shareholders of the Company.

     SARs will entitle the recipient to receive a payment equal to the appreciation in market value of a stated number of shares of common stock from the price on the date the SAR was granted or became effective to the market value of the common stock on the date first exercised or surrendered. The Committee or the Board may determine such other terms, conditions or limitations, if any, on any Awards granted pursuant to the Plan.

OPTION GRANTS

     The following table sets forth certain information regarding Options to purchase shares of common stock issued to executive officers of the Company during the fiscal year ended December 31, 1999.

                                   OPTION GRANTS IN 1999

                     Number of          Percent of
                     Securities        Total Options
                     Underlying         Granted to      Exercise    Expiration
    Name           Options Granted   Employees in 1998    Price        Date
    ----           ---------------   -----------------    -----        ----

George A. Kast       632,600(1)           12.7%           $0.08    March 8, 2004
Gary L. Brown        463,100(1)            9.3%           $0.08    March 8, 2004
Michael A. Kast      413,500(1)            8.3%           $0.08    March 8, 2004
Martin E. Hout       562,500(1)           11.3%           $0.08    March 8, 2004
_____________________
(1) The exercise price of each option is 114% of the fair market value as measured by the closing price of our common stock on the date the option was granted. The exercise price is payable in cash.

YEAR END OPTION VALUES

     No options were exercised by the executive officers of the Company during the fiscal year ended December 31, 1999. The following table provides information on option values of such officers' unexercised options at December 31, 1999:

                 AGGREGATED OPTION EXERCISES IN 1999 AND
                         FISCAL YEAR-END VALUES

                                             Number of Securities
                                                 Underlying                   Value of Unexercised
                   Shares                    Unexercised Options              In-the-Money Options
                  Acquired                  at Fiscal Year-end(#)             at Fiscal Year-end($)
                     on         Value     ---------------------------    ------------------------------
Name              Exercise    Realized    Exercisable   Unexercisable    Exercisable   Unexercisable(2)
----              --------    --------    -----------   -------------    -----------   ----------------
George A. Kast       0           0         126,520        506,080            -             -
Gary L. Brown        0           0          92,620        370,480            -             -
Michael A. Kast      0           0          82,700        330,800            -             -
Martin E. Hout       0           0         112,500        450,000            -             -

_____________________
(1) Market value of the underlying shares on the date of exercise less the option exercise price.
(2) Market value of shares covered by in-the-money options on December 31, 1999, less the option exercise price. Options are in the money if the market value of the shares covered thereby is greater than the option exercise price. At December 31, 1999, none of the options were in the money.

LONG-TERM INCENTIVE PLANS

     The Company has no long term incentive plans other than its 1998 Stock Option Plan.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

     Section 143 of the Delaware General Corporation Law ("DGCL") authorizes a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities) including reimbursement for expenses incurred) arising under the Securities Act.

     As permitted by the DGCL, the Company's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
(iii) under Section 174 of the DGCL (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit.

     As permitted by the DGCL, the Company's By-Laws provide that the Company is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, and that the Company is permitted to indemnify its other employees to the extent permitted by law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

             SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                             AND MANAGEMENT

     The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's common stock as of the date hereof by (i) each director and executive officer of the Company, (ii) all executive officers and directors of the Company as a group, and (iii) all persons known by the Company to beneficially own more than 5% of our common stock. The address of each of the executive officers is c/o Global Water Technologies, Inc., 1767 Denver West Boulevard, Golden, Colorado 80401.

Name and Address                  Amount and Nature of
of Shareholder                  Beneficial Ownership (1)    Percent of Class
--------------                  ------------------------    ----------------

George A. Kast                        228,728,898(2)              62.9%

Gary L. Brown                          11,340,917(3)               3.1%

Michael A. Kast                        27,882,228(4)               7.7%

Martin E. Hout                            295,400(5)                .1%


Robert L. Koch                             10,000                   (6)

All Directors and Executive           267,257,443                 73.8%
Officers as a group (5 persons)
________________________
(1) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.
(2) Includes options to purchase 253,040 shares of common stock at $.08 per share granted on March 8, 1999, and options to purchase 100,000 shares of common stock at $0.125 per share granted on February 9, 2000, pursuant to the Company's 1998 Stock Option Plan, which are currently exercisable.
(3) Includes options to purchase 185,240 shares of common stock at $.08 per share granted on March 8, 1999, and options to purchase 115,200 shares of common stock at $0.125 per share granted on February 9, 2000, pursuant to the Company's 1998 Stock Option Plan, which are currently exercisable.
(4) Includes options to purchase 165,400 shares of common stock at $.08 per share granted on March 8, 1999, and options to purchase 115,200 shares of common stock at $0.125 per share granted on February 9, 2000, pursuant to the Company's 1998 Stock Option Plan, which are currently exercisable.
(5) Includes options to purchase 225,000 shares of common stock at $.08 per share granted on March 8, 1999, and options to purchase 70,400 shares of common stock at $0.125 per share granted on February 9, 2000, pursuant to the Company's 1998 Stock Option Plan, which are currently exercisable.
(6)  Negligible.

CHANGES IN CONTROL

     There are no understandings, arrangements or agreements known by management at this time which would result in a change in control of the Company.

             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Michael A. Kast has pledged certificates of deposit in the amount of $773,233 to a bank to secure a credit line for PSI. In consideration for such pledge, PSI agreed to pay Michael A. Kast interest at $8,131 per month. The total amount of interest we paid to Michael A. Kast was $48,784, $48,784 and $137,567 for the years ended December 31, 1997, 1998 and 1999, respectively.

     George A. Kast has personally guaranteed our obligations
(approximately $1,776,000 and $3,855,000 as of December 31, 1998 and 1999,
respectively) with financial institutions, including our SBA term loan. In addition, as of December 31, 1998 and 1999, Mr. Kast had personally guaranteed approximately $16,600,000 and $13,500,000, respectively, of our obligations with bonding companies.

     We lease a facility from George A. Kast in Coeur d'Alene, Idaho, for our research and development requirements. The terms of the lease call for payments of $1,238 per month through September of 2001.

     In March 1998, we entered into a lease with George A. Kast for a portion of a 36,740 square foot office building in Golden, Colorado, for our principal offices. The lease required us to pay rent at a rate of $21,454 per month for the 34-month lease. Gross operating expenses for the building during this period approximated $20,000 per month, of which Mr. Kast was personally responsible for the payment of approximately $5,000 per month, which was paid by us. In December 1998, Mr. Kast signed a note payable to us in the amount of $47,766, related to the operating costs of the building for which Mr. Kast was responsible. The note bears interest at 8% per annum and matured September 30, 1999. This note was repaid in installments during 1999.

     During December 1999, Mr. Kast, through an affiliated entity, GK Holdings, Inc., exercised his option to purchase the office building in which our principal offices are located. On December 31, 1999, we entered into a ten year lease of the building, commencing January 1, 2000, with GK Holdings. The triple-net lease requires monthly rental payments of $53,538 per month. We believe that the terms of the lease are no less favorable to us than comparable office space in the area of our offices. We sublease the garden level of the building for approximately $12,600 per month to unaffiliated entities at varying monthly rentals.

     On August 13, 1998, we designated 1,000 shares of the authorized but unissued Preferred Stock as Series B non-voting and non-convertible Preferred Stock. Each share of Series B Preferred has a redemption value of $1,000 per share, and a dividend rate of $80 (8%) per share. We can redeem the shares of Series B Preferred subject to certain minimum equity provisions. We issued 250 shares of Series B Preferred Stock to George A. Kast in consideration of a cash payment of $250,000. On April 3, 2000, we redeemed 100 shares for $100,000 from Mr. Kast.

     In February 2000, George A. Kast, who held 876,341 shares of Series A Preferred Stock, agreed to return his shares of Series A Preferred Stock to us in exchange for 876,341 shares of a newly created non-voting Series C Preferred Stock. Mr. Kast's 876,341 shares of Series A

Preferred stock would have automatically converted into 254,138,890 shares of common stock upon March 21, 2000, the date that our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, was filed with the Securities and Exchange Commission. The Series C Preferred Stock will automatically convert into shares of common stock on a one-for-290 basis upon a "change in control" of GWT.

                        DESCRIPTION OF SECURITIES

COMMON STOCK

     We are authorized to issue up to 800,000,000 shares of common stock, $0.00001 par value. There are presently 359,144,760 shares of common stock issued and outstanding. All shares of common stock have equal voting rights and, when validly issued and outstanding, have one vote per share in all matters to be voted upon by shareholders. As of May 26, 2000, there were 68 holders of record of our common stock.

     At the 1998 Annual Meeting of our shareholders, the shareholders approved a proposal granting our Board of Directors the discretion, when and if deemed appropriate, to effect a reverse split of our outstanding $.00001 par value common stock, not to exceed 1-for-100, and a corresponding amendment to our Certificate of Incorporation to reduce the number of shares of common stock authorized and a corresponding increase in the par value. The Board of Directors announced on May 30, 2000, a 1-for-60 reverse stock split that will be effective at the close of business on June 30, 2000. The reverse split will have the effect of reducing the estimated 360,000,000 shares currently outstanding to approximately 6,000,000 shares.

     The shares of common stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully paid and non-assessable shares. Cumulative voting in the election of directors is not allowed, which means that the holders of a majority of the outstanding shares represented at any meeting at which a quorum is present will be able to elect all of the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any directors. On liquidation of GWT, each common shareholder is entitled to receive a pro rata share of our assets available for distribution to common stockholders.

PREFERRED STOCK

     We are authorized to issue up to a total of 20,000,000 shares of non-voting preferred stock, $.00001 par value, with the shares to be issued in series by the Board of Directors. As part of the acquisition of PSI in September 1997, our Board of Directors designated 1,000,000 shares of the Preferred Stock as Series A non-voting Preferred Stock, which were issued to the shareholders of PSI. Each share of Series A Preferred Stock was converted into 290 shares of common stock upon the filing of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999.

     Prior to filing the Form 10-KSB, we reached an agreement with George
A. Kast, our President and principal shareholder, to return 876,341 shares of Series A Preferred to GWT prior to conversion. Mr. Kast's shares would have automatically converted into 254,138,890 shares of common stock. In exchange for his Series A Preferred shares, we issued Mr. Kast 876,341 shares of a newly designated Series C Convertible Preferred Stock, which would convert into shares of common stock on a one-for-290 basis upon a "change in control" of our company.

          A "change in control" is deemed to occur:

     * on the date any individual, entity or group acquires the beneficially ownership of 30% or more of the then outstanding shares of common stock or the then outstanding voting securities of GWT entitled to vote generally in the election of directors;

     * on the date the individuals who constitute the Board of Directors on February 11, 2000 (the "Incumbent Board"), cease to constitute at least a majority of the members of the Board; provided that any person becoming a director subsequent to February 11, 2000, whose appointment, election or nomination for election by GWT's shareholders was approved by a vote of a least a majority of directors then comprising the Incumbent Board shall be considered as though such person was a member of the Incumbent Board;

     * on the date of consummation of a merger, consolidation, recapitalization, sale or disposition or all or a substantial portion of GWT's assets; provided, however, that a change in control shall not occur if consummation of the transaction results in at least 50% of the voting power immediately after the transaction being beneficially owned by at least 50% of the holders of outstanding voting securities immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

     * on the date GWT files a Current Report or proxy statement with the Securities and Exchange Commission disclosing that a change in control has or may have occurred or may occur pursuant to any then-existing contract or transaction.

     On August 13, 1998, the Company's Board of Directors designated 1,000 shares of the Preferred Stock as Series B non-voting and non-convertible Preferred Stock, and issued 250 shares of Series B Preferred to George A. Kast. Each share of Series B Preferred has a redemption value of $1,000 and a dividend rate of $80 (8%) per share. There are currently 150 shares outstanding.

     The remaining shares of Preferred Stock may be issued in one or more series from time to time with such designations, rights, preferences and limitations as the Company's Board of Directors may determine without approval of its shareholders. The rights, preferences and limitations of separate series of serial Preferred Stock may differ with respect to such matters as may be determined by the Company's Board of Directors, including without limitation, the rate of dividends, method or nature or prepayment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions, conversion rights and voting rights. The ability of the Board to issue Preferred Stock could also be used by it as a means for resisting a change of control of the Company and can therefore be considered an "anti-takeover" device. The Company currently has no plans to issue any shares of Preferred Stock.

DIVIDEND POLICY

     Dividends are payable on common stock when, as, and if declared by the Board of Directors out of funds legally available to pay dividends, subject to any preferences which may be given to holders of preferred stock. The Company has paid no cash dividends on its common stock to date and it does not anticipate payment of cash dividends in the foreseeable future.

CLASS A AND B WARRANTS

     We have 8,042,500 Class A and 8,042,500 Class B common stock purchase warrants outstanding which we originally issued as part of the units sold in our initial public offering in 1992. The expiration date of these warrants has been continually extended by the Board of Directors since their original expiration date in April 1994. Currently, the expiration date of the warrants is April 14, 2001.

     Subject to redemption by us, each Class A warrant is exercisable for one share of common stock at a price of $.12 per share. Subject to redemption by us, each Class B warrant is exercisable for one share of common stock at a price of $.20 per share.

     We may call these warrants for redemption at any time during the Exercise Period upon 30 days notice to the holders of the warrants.
Holders have the right to exercise their warrants between the date of notice of redemption and the date for redemption. Any holder who does not exercise his warrants prior to the date set for the redemption will receive only the redemption price of $.0001 per warrant.

     An additional 804,250 Class A warrants and 804,250 Class B warrants are held by personnel of an investment banking house, which assisted in the Company's initial public offering in 1992. These warrants were acquired upon the exercise of options to purchase 804,250 units, at $.024 per unit, in October of 1998.

     We may employ selected brokers and/or dealers to solicit the exercise of warrants on our behalf. We may pay such brokers and dealers a warrant solicitation fee of up to 3% of the gross proceeds received from the exercise of warrants originated by or from the broker's or dealer's office. No warrant solicitation fee will be paid if (i) the exercise of the warrants is made at a time when the market price of our common stock is lower than the exercise price of the warrants, (ii) the warrants to be exercised are held in a discretionary account, (iii) the solicitation of the exercise of such warrants would violate applicable provisions of Regulation M promulgated in the Securities Exchange Act of 1934, as amended, (iv) the brokers or dealers failed to notify the Company in writing at least 10 calendar days prior to commencement of such solicitation and (v) the exercise of the warrants is the result of an unsolicited transaction.

OTHER OUTSTANDING WARRANTS

     There are also outstanding warrants to purchase 1,050,000 shares of common stock which are exercisable until February 18, 2002, at prices ranging from $.08 to $.12 per share.

REPORTS TO SHAREHOLDERS

     We file periodic reports, including Annual Reports containing our consolidated financial statements of the Company audited by independent public accountants, and quarterly reports, which contain unaudited financial statements, with the Securities and Exchange Commission.

STOCK TRANSFER AGENT AND WARRANT AGENT

     The transfer agent for our common stock and the Warrant Agent for the Class A and B warrants is American Securities Transfer & Trust, Incorporated, 12039 West Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228.

                              LEGAL MATTERS

     Legal matters in connection with the shares offered hereby have been passed on for us by Rothgerber Johnson & Lyons LLP, Denver, Colorado.

                                 EXPERTS

     The financial statements of the Company as of December 31, 1999, 1998 and 1997 and for the years then ended included in this prospectus have been audited by Comiskey & Company, Professional Corporation, independent auditors, as stated in their report appearing in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                     SHARES ELIGIBLE FOR FUTURE SALE

     We presently have outstanding 359,144,760 shares of common stock, of which 266,017,963 shares are "restricted" securities currently eligible for sale into the public market.

     In general, under Rule 144, any of our affiliates, or person or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of:

     * 1% of the then outstanding common stock, approximately 3,591,448 shares; or

     * the average weekly trading volume of the common stock during the four calendar weeks preceding the date that the notice of the sale is filed with the SEC.

     Sales pursuant to Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us. A person, or persons whose shares are aggregated who is not deemed to have been one of our affiliates at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.

     In addition, we have filed a registration statement on Form S-8 registering 30,000,000 shares of common stock subject to outstanding stock options or reserved for issuance under our 1998 Stock Option Plan. Shares registered under such registration statement would be subject to Rule 144 volume limitations applicable to affiliates, and be available for sale in the open market, unless subject to vesting restrictions.

           WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

     We have filed with the Securities and Exchange Commission in Washington, D.C. a Registration Statement on Form S-1 under the Securities Act with respect to the common stock offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, and each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. You may obtain copies of all or any part of these materials from the SEC upon payment to the SEC of prescribed fees. You may also inspect these reports and other information without charge at a Web site maintained by the SEC. The address of this site is http://www.sec.gov.

     We file annual, quarterly and current reports and other documents with the SEC. You may inspect and copy these reports and other information at the public reference facilities maintained by the SEC and at the SEC's regional offices at the addresses noted above. You may obtain copies of this material from the public reference section of the SEC as described above, or inspect them without charge at the SEC's Web site.

                      INDEX TO FINANCIAL STATEMENTS


            GLOBAL WATER TECHNOLOGIES, INC. AND SUBSIDIARIES


Report of Comiskey and Company, P.C. Independent Certified
     Public Accountants. . . . . . . . . . . . . . . . . . . . . . . .F-2

Consolidated Statements of Operations For Years Ended
     December 31, 1999, 1998 and 1997. . . . . . . . . . . . . . . . .F-3

Consolidated Balance Sheets As of December 31, 1999, 1998 and 1997 . .F-4

Consolidated Statements of Cash Flows For Years Ended
     December 31, 1999, 1998 and 1997. . . . . . . . . . . . . . . . .F-5

Consolidated Statements of Stockholders' Equity For the Years ended
     December 31, 1999, 1998 and 1997. . . . . . . . . . . . . . . . .F-6

Notes to Consolidated Financial Statements December 31, 1999, 1998
     and 1997. . . . . . . . . . . . . . . . . . . . . . . . . . . . .F-7

Consolidated Statement of Operations for Three Months Ended
     March 31, 2000, 1999 and 1998 . . . . . . . . . . . . . . . . . .F-26

Consolidated Balance Sheets as of March 31, 2000, 1999 and 1998. . . .F-27

Consolidated Statements of Cash Flows for the Three Months Ended
     March 31, 2000, 1999 and 1998 . . . . . . . . . . . . . . . . . .F-28

Notes to Consolidated Financial Statements for
     March 31, 2000, 1999 and 1998 . . . . . . . . . . . . . . . . . .F-29

           REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors
Global Water Technologies, Inc.

We have audited the consolidated balance sheets of Global Water
Technologies, Inc. as of December 31, 1999, 1998 and 1997, and the related consolidated statements of operations, cash flows, and stockholders' equity for each of the years ended December 31, 1999, 1998 and 1997. These financial statements are the responsibility of our management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the consolidated financial position of Global Water Technologies, Inc. as of December 31, 1999, 1998 and 1997 and the results of its operations, cash flows, and changes in stockholders' equity for each of the years ended December 31, 1999, 1998 and 1997, in conformity with generally accepted accounting principles.

Denver, Colorado
February 18, 2000

                                   COMISKEY & COMPANY
                                   PROFESSIONAL CORPORATION

                     GLOBAL WATER TECHNOLOGIES, INC.
                  CONSOLIDATED STATEMENTS OF OPERATIONS
          For the Years Ended December 31, 1999, 1998 and 1997


                                                     1999             1998              1997
                                                     ----             ----              ----
Net revenues:
  United States                                  $ 60,134,087     $ 29,486,771      $ 14,919,866
  International                                     7,818,880        5,247,569         3,777,426
                                                 ------------     ------------      ------------
    Total revenues                                 67,952,967       34,734,340        18,697,292
                                                 ------------     ------------      ------------
Costs and expenses:
  Cost of sales                                    60,851,840       27,816,137        13,547,484
  Selling, general and administrative               4,938,947        4,762,328         4,031,159
  Research and development                             30,618          232,657           147,895
                                                 ------------     ------------      ------------
    Total costs and expenses                       65,821,405       32,811,122        17,726,538
                                                 ------------     ------------      ------------

Operating income                                    2,131,562        1,923,218           970,754


Other income (expense):
  Interest expense, net                               266,548          157,520           123,072
  Other, net                                            5,883            1,180             2,822
                                                 ------------     ------------      ------------

Income before income taxes                          1,870,897        1,766,878           844,860

Income taxes                                          566,115          777,569           273,878
                                                 ------------     ------------      ------------

Net income before preferred dividend                1,304,782          989,309           570,982

Preferred stock dividend                               20,000            7,640                 -
                                                 ------------     ------------      ------------
Net income (including the effect of a change in
 accounting principle for 1998)                     1,284,782          981,669           570,982
Cumulative effect of a change in an accounting
  principle--net of $593,119 of
  related tax effect                                        -          754,296                 -
                                                 ------------     ------------      ------------

Net income available for common shareholders     $  1,284,782     $    227,373      $    570,982
                                                 ============     ============      ============

Income per share:
  Basic weighted average shares outstanding       334,155,087      294,251,063       270,014,801
  Basic income per share--prior to accounting
   change                                        $      0.004     $      0.003      $      0.002
  Cumulative effect of accounting change                    -           (0.002)                -
                                                 ------------     ------------      ------------
  Basic income per share available for common    $      0.004     $      0.001      $      0.002
                                                 ============     ============      ============

  Fully diluted weighted average shares
   outstanding                                    334,558,354      294,251,063       270,126,740
  Fully diluted income/share-prior to acct
   change                                        $      0.004     $      0.003       $     0.002
  Cumulative effect of accounting change                    -           (0.002)                -
                                                 ------------     ------------      ------------
  Fully diluted income per share                 $      0.004     $      0.001      $      0.002
                                                 ============     ============      ============

The accompanying notes are an integral part of the financial statements

                     GLOBAL WATER TECHNOLOGIES, INC.
                       CONSOLIDATED BALANCE SHEETS
                 As of December 31, 1999, 1998 and 1997

                                                     1999             1998              1997
                                                     ----             ----              ----
ASSETS
------
Current assets:
  Cash and cash equivalents                      $    707,264     $  1,751,299      $    118,887
  Trade accounts receivable, net of allowance
    for doubtful accounts of $136,029, $134,169
    and $50,000, respectively                      11,210,659        8,205,563         3,937,645
  Other receivables                                   358,861          111,365            16,097
  Costs and estimated earnings in excess of
     billings on uncompleted contracts             10,968,967        3,623,538         2,695,782
  Income taxes receivable                                   -           60,960            34,995
  Inventories                                         888,102          318,458           380,128
  Prepaid expenses                                    279,459          164,304           126,031
                                                 ------------     ------------      ------------
      Total current assets                         24,413,312       14,235,487         7,309,565
                                                 ------------     ------------      ------------

Property and equipment, net                           768,821          625,309           604,578
Intangibles, net of amortization                       30,242           41,246            52,250
Deposits                                               51,555          106,020            13,086
Restricted assets, certificate of deposit                   -                -           222,836
                                                 ------------     ------------      ------------
                                                 $ 25,263,930     $ 15,008,062      $  8,202,315
                                                 ============     ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Current maturities of long-term debt           $  1,935,394     $  1,036,159      $    137,865
  Accounts payable                                 13,718,901        7,366,472         4,685,568
  Accrued liabilities                               1,916,508        1,884,950           638,821
  Billings in excess of costs and estimated
     earnings on uncompleted contracts              1,304,863        1,686,168           499,594
  Income taxes payable                                586,793          213,611                 -
  Deferred income taxes                                10,517          106,632           123,778
                                                 ------------     ------------      ------------
      Total current liabilities                    19,472,976       12,293,992         6,085,626
                                                 ------------     ------------      ------------

Long-term debt                                      1,989,390        1,137,076           923,958
Deferred income taxes                                  55,368           78,005           190,417

Stockholders' equity:
  Preferred stock, $0.00001 par value, 20,000,000
    shares authorized; 1,000,000 shares issued
    and outstanding; stated at redemption value
    of $0.0001                                            100              100               100
  Preferred stock, no par, 1,000 shares authorized;
    250 shares issued and outstanding as of
    December 31, 1999 and 1998 only; stated at
    redemption value of $1,000                        250,000          250,000                 -
  Common stock, $0.00001 par value; 800,000,000
    shares authorized; 308,354,250, 294,854,250
    and 294,050,000 shares issued and outstanding,
    respectively                                        3,083            2,948             2,940

  Capital in excess of par value                    1,504,208          541,918           522,624
  Retained earnings                                 1,988,805          704,023           476,650
                                                 ------------     ------------      ------------
      Total stockholders' equity                    3,746,196        1,498,989         1,002,314
                                                 ------------     ------------      ------------
                                                 $ 25,263,930     $ 15,008,062      $  8,202,315
                                                 ============     ============      ============

The accompanying notes are an integral part of the financial statements.

                     GLOBAL WATER TECHNOLOGIES, INC.
                  CONSOLIDATED STATEMENTS OF CASH FLOWS
            For Years Ended December 31, 1999, 1998 and 1997

                                                     1999             1998              1997
                                                     ----             ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income available for common shareholders:  $  1,284,782     $    227,373      $    570,982
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
      Depreciation                                    204,852          174,712           142,223
      Amortization                                     11,004           11,004             2,750
      (Gain) Loss on disposition of fixed assets       (1,392)          31,883                 -
      Increase (decrease) in deferred income taxes:  (118,752)        (129,558)          308,059
      (Increase) decrease in working capital:
        Trade accounts receivable                  (3,005,096)      (4,267,918)         (934,717)
        Other receivables                            (295,262)         (47,502)           36,337
        Costs and estimated earnings in excess of
          billings on uncompleted contracts        (7,345,429)        (927,756)         (709,619)
        Income taxes receivable                        60,960          (25,965)          (34,995)
        Inventories                                  (569,644)          61,670          (216,312)
        Prepaid expenses                             (115,155)         (38,273)          (14,184)
        Deposits                                       54,465          (92,934)           (3,990)
        Accounts payable                            6,352,429        2,680,903           984,669
        Income taxes payable                          373,182          213,611          (167,513)
        Accrued liabilities                            31,558        1,246,129           173,793
        Billings in excess of costs and estimated
          earnings on uncompleted contracts          (381,305)       1,186,574           347,015
                                                 ------------     ------------      ------------
          Net cash provided by (used in)
          operating activities                     (3,458,803)         303,953           484,498
                                                 ------------     ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net change in certificate of deposit                      -          222,836           (11,467)
  Purchase of property and equipment                 (323,563)        (227,325)         (174,705)
  Proceeds from sales of assets                        20,000                -                 -
  Purchase of intangibles                                   -                -            (5,000)
  Issuance of stockholder loan                         47,766          (47,766)                -
                                                 ------------     ------------      ------------
    Net cash (used in) investing activities          (255,797)         (52,255)         (191,172)
                                                 ------------     ------------      ------------

CASH FLOW FROM FINANCING ACTIVITIES:
  Lines-of-credit draws                             9,481,000        3,954,476           656,270
  Lines-of-credit paydowns                         (7,494,000)      (3,156,476)         (759,537)
  Issuance of common stock                            962,425           19,302             5,604
  Issuance (redemption) of preferred stock                  -          250,000            (2,000)
  Proceeds from issuance of debt                            -          496,378                 -
  Repayment of debt                                  (278,860)        (182,966)         (135,964)
                                                 ------------     ------------      ------------
    Net cash provided by (used in) financing
     activities                                     2,670,565        1,380,714          (235,627)
                                                 ------------     ------------      ------------

NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                       (1,044,035)       1,632,412            57,699
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR        1,751,299          118,887            61,188
                                                 ------------     ------------      ------------
CASH AND CASH EQUIVALENTS, END OF YEAR           $    707,264     $  1,751,299      $    118,887
                                                 ============     ============      ============

Supplemental cash flow disclosures--The effect of a certain $50,000 non-cash financing transaction related to a non-compete agreement for common stock in the Company was excluded from the consolidated cash flows for the year ended December 31, 1997. Cash paid for interest was $395,183, $167,420 and $141,598 for the years ended December 31, 1999, 1998 and 1997, respectively. Cash paid for income taxes was $37,565 and $176,547 for the year ended December 31, 1999 and 1998, respectively. Purchases of property using debt totaled $43,410 for the year ended 1999.

The accompanying notes are an integral part of the financial statements.

                     GLOBAL WATER TECHNOLOGIES, INC.
             CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
          For the Years ended December 31, 1999, 1998 and 1997


                                      Preferred Stock                           Capital in  Retained
                  Preferred Stock       Series a & B          common stock      Excess of   Earnings
                  Shares   Amount   Shares      Amount    Shares        Amount  Par Value   (Deficit)     Total
                  -------------------------------------------------------------------------------------------------
BALANCE,
JANUARY 1, 1997      50    $5,000   1,000,000  $    100  261,382,500   $ 2,614 $  464,346   $  (94,332)  $  377,728

Redemption of
preferred stock,
September 24, 1997  (50)   (5,000)       ---        ---          ---       ---      3,000          ---       (2,000)

Stock deemed issued
in reverse acquisition,
September 25, 1997  ---       ---        ---        ---   32,042,500       320      5,284          ---        5,604

Stock issued for non-
compete Agreement,
December 15, 1997   ---       ---        ---        ---      625,000         6     49,994          ---       50,000

Net income          ---       ---        ---        ---          ---       ---        ---      570,982      570,982
                   ----    ------  ---------   --------  -----------   ------- ----------   ----------   ----------

BALANCE,
DECEMBER 31, 1997   ---    $  ---  1,000,000   $    100  294,050,000   $ 2,940 $  522,624   $  476,650   $1,002,314

Issuance of
Series B
preferred stock
August 13, 1998     ---       ---        250    250,000          ---       ---        ---          ---      250,000

Stock issued
October 7, 1998     ---       ---        ---        ---      804,250         8     19,294          ---       19,302

Net income available
for common          ---       ---        ---        ---          ---       ---        ---      227,373      227,373
                   ----    ------  ---------   --------  -----------   ------- ----------   ----------   ----------

BALANCE
DECEMBER 31, 1998   ---    $  ---  1,000,250   $250,100  294,854,250   $ 2,948  $ 541,918   $  704,023   $1,498,989

Stock issued
September 29, 1999  ---       ---        ---        ---   13,500,000       135    962,290          ---      962,425

Net income available
for common          ---       ---        ---        ---          ---       ---        ---    1,284,782    1,284,782
                   ----    ------  ---------   --------  -----------   ------- ----------   ----------   ----------
BALANCE,
DECEMBER 31, 1999   ---    $  ---  1,000,250   $250,000  308,354,250   $ 3,083 $1,504,208   $1,988,805   $3,746,196
                   ====    ======  =========   ========  ===========   ======= ==========   ==========   ==========

The accompanying notes are an integral part of the financial statements.

                     GLOBAL WATER TECHNOLOGIES, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    December 31, 1999, 1998 and 1997

1.   SIGNIFICANT ACCOUNTING POLICIES

COMPANY HISTORY
---------------
Global Water Technologies, Inc. ("GWT") was incorporated in the state of Delaware on July 12, 1990 under its predecessor name of Fi-Tek VI, Inc. and became a public company in 1992. Until September 25, 1997, GWT was considered a development stage company which had not engaged in any business other than organizational efforts, raising capital and investigating business opportunities.

On September 25, 1997, GWT and Psychrometric Systems, Inc. ("PSI") consummated an Agreement and Plan of Reorganization whereby GWT acquired all of the issued and outstanding common shares of PSI in exchange for the issuance of 261,382,500 shares of GWT's common stock and 1,000,000 shares of a newly-authorized Series A non-voting preferred stock ("Preferred Stock"). Each share of Preferred Stock is convertible into 290 shares of common stock upon attainment of gross annual sales of $60,000,000 for GWT and its subsidiaries (the "Company"), but only if such annual sales goal is reported not later than the due date of the Company's Annual Report on Form 10-K for the fiscal year ending in 2002, and is subject to redemption by the Company at a price of $.0001 per share in the event the required sales level is not attained. The Company has accounted for the transaction as a reverse acquisition under the purchase method of accounting. The fiscal year of the Company was changed from June 30 to December 31 to correspond to the fiscal year of PSI.

GWT, through its wholly owned subsidiary, PSI, is in the business of designing, selling, manufacturing and building new industrial water cooling towers and in retrofitting existing industrial water cooling towers and cooling tower components. PSI is the main operating entity of GWT and represents approximately 100% of its revenue.

GWT, through another wholly owned subsidiary, Applied Water Technologies, Inc. ("AWT") is in the business of providing environmentally sound water treatment services to the cooling tower market. Global Water Services, Inc., another wholly owned GWT subsidiary, is in the business of providing total cooling water management services to cooling tower customers.

On November 5, 1997, and subsequent to its reverse merger with PSI, GWT changed its name from Fi-Tek VI, Inc. to Global Water Technologies, Inc. to reflect the Company's focus on the growing water-related market opportunities. The Company's trading symbol was also changed to "GWT" on that date.

                     GLOBAL WATER TECHNOLOGIES, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    December 31, 1999, 1998 and 1997


BASIS OF PRESENTATION
---------------------
As a result of the reverse merger referred to in the above "Company History," the consolidated financial statements through September 25, 1997 reflect only the operations of PSI. Subsequent to that date, the consolidated financial statements include the financial statements of Global Water Technologies, Inc. and its wholly owned subsidiaries including PSI. All significant intercompany accounts and transactions have been eliminated in consolidation.

REVENUE AND COST RECOGNITION
----------------------------
The Company recognizes revenues on service contracts when the services are rendered.

On November 11, 1998, the Board of Directors approved the Company's decision to change, retroactive to January 1, 1998, its application of the percentage of completion method of accounting for revenues and costs of long-term contracts related to new cooling towers which is the Company's primary market.

Under the previous method, the Company recognized a predetermined percentage of its profits on new cooling towers upon the attainment of certain project milestones, specifically the completion and delivery of certain engineering drawings and specifications. Management believes that the new method is preferable for financial statement and backlog disclosure related to revenues and gross profit. In addition, the Company believes that the new method should improve the comparability of its financial statements with those of other companies which use a cost-to-cost comparison approach of percentage of completion.

As a result of this change, to which the Company's independent public accounting firm concurs, the Company recorded a one-time extraordinary charge to income as of January 1, 1998.

Contract costs include all direct materials, subcontract costs, labor costs and those indirect costs related to contract performance. Selling, general and administrative costs are charged to expenses as incurred.

The aggregate of costs incurred and income recognized in excess of related billings on uncompleted contracts is shown as a current asset, and the aggregate of billings in excess of related costs incurred and income recognized on uncompleted contracts is shown as a current liability.

USE OF ESTIMATES
----------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of

                     GLOBAL WATER TECHNOLOGIES, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    December 31, 1999, 1998 and 1997


the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INCOME PER SHARE
----------------
The Company adopted FASB Statement No. 128 "Earnings Per Share" retroactive to January 1, 1996. Income per basic share is computed on the basis of the weighted average number of common shares outstanding for the respective periods. Fully diluted income per share was computed using the treasury stock method on the basis of the weighted average number of common shares after giving effect to all dilutive potential common shares that were outstanding during the respective periods. On December 31, 1999, there were 3,018,760 warrants and options that were considered dilutive securities.
As of December 31, 1998, there were no existing dilutive common shares. Only 804,250 options, which were exercised in October 1998, were considered dilutive for the year ending December 31, 1997.

INCOME TAXES
------------
Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements and tax returns. The company files a consolidated tax return for federal and for most state jurisdictions.

Effective January 1, 1996, the Company filed for a change in accounting methods. The new tax method, percentage-of-completion, is the same as used for financial statement purposes. In accordance with IRS regulations, the deferred income as of December 31, 1995, is being recognized over a four-year period for tax purposes. The deferred income from the change in method will be fully recognized by December 31, 1999. The Company also depreciates its property and equipment on an accelerated method for income tax purposes. A provision for deferred taxes on these timing differences has been recorded.

During 1997, the Company established a Foreign Sales Corporation ("FSC") in the United States Virgin Islands. The wholly owned subsidiary will be used as a commission agent on eligible foreign sales. The eligible sales which qualify for FSC treatment will generate permanent tax differences for the Company.

CASH EQUIVALENTS
----------------
The Company considers all liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. At December 31, 1999 and 1998, cash equivalents included $254,175 and $441,133, respectively, in amounts restricted to the payment of vendor obligations on specific projects.

                     GLOBAL WATER TECHNOLOGIES, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    December 31, 1999, 1998 and 1997


INVENTORY VALUATION
-------------------
Inventory is stated at the lower of cost (first-in, first-out method) or market value. The inventory consists primarily of parts and structural materials for use on specific future jobs.

ADVERTISING
-----------
The Company expenses costs for advertising in the period in which the advertising first takes place. Advertising costs charged to expense totaled $408,402, $319,805 and $308,708 for the years ended December 31, 1999, 1998 and 1997, respectively.

PROPERTY AND EQUIPMENT
----------------------
The principal categories of equipment include office furniture and equipment, vehicles, machinery and equipment and leasehold improvements. Significant additions and improvements are capitalized. Maintenance and repairs are expensed as incurred. Depreciation of property and equipment is determined principally on the straight-line method over the estimated useful lives of the assets.

INTANGIBLES
-----------
Intangible assets relate to a non-compete agreement and goodwill, both of which are amortized over a five-year period.

CONCENTRATIONS OF RISK
----------------------
Financial instruments that potentially subject the Company to credit risk consist principally of cash equivalents and trade accounts receivable. The Company maintains minimum cash balances which are partially covered by FDIC insurance and which are maintained in accounts held by major banks and financial institutions in the United States. As is customary in the industry and where appropriate, the Company often grants uncollateralized credit to its customers, which include all sizes of companies operating in a broad range of industries. In order to mitigate its credit risk, the Company continually evaluates the credit worthiness of its customers and, where appropriate, strives to obtain appropriate collateral.

From time to time, the Company may have projects that exceed the 10% revenue threshold for defining a major customer. Because each project is awarded independently from other projects, management does not believe that the completion of the contractual arrangements with any major customer that may arise will have a material adverse effect on the Company. For the year ending December 31, 1999, the Company had a major customer accounting for 39.8% of revenues. The Company had a major customer accounting for 13.9% of its revenues for the year ended December 31, 1998, but did not have a major customer accounting for more than 10% of its revenues for the year ended December 31, 1997. Additionally, the Company has one major project

                     GLOBAL WATER TECHNOLOGIES, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    December 31, 1999, 1998 and 1997


with one customer included in its December 31, 1999, backlog which represents approximately 17% of its total backlog.

RECLASSIFICATIONS
-----------------
Certain amounts as of or for the years ended December 31, 1997 and 1998 have been reclassified to conform with the December 31, 1999, presentation.

2.   PROPERTY AND EQUIPMENT

The following is a summary of property and equipment as of December 31, 1999, 1998 and 1997:

                                           1999          1998        1997
                                           ----          ----        ----
     Office furniture and equipment    $  893,132    $  623,383    $509,819
     Machinery and equipment              224,120       192,646     178,092
     Vehicles                             213,098       209,307     186,455
     Leasehold improvements                39,610        29,729      53,394
                                       ----------    ----------    --------
                                       $1,369,960    $1,055,065    $927,760
     Less accumulated depreciation        601,139       429,756     323,182
                                       ----------    ----------    --------
     Property and equipment, net       $  768,821    $  625,309    $604,578
                                       ==========    ==========    ========

3.   STOCKHOLDERS' EQUITY

COMMON AND PREFERRED STOCK
The Company History section of Note 1 discussed the reverse merger between Global Water Technologies, Inc. and Psychrometric Systems, Inc. In regard to stockholders' equity, the effect of the reverse merger resulted in the restatement of the common stock, Preferred Stock and the capital in excess of par value as if the merger had taken effect on the first day of the presented financial statements. Prior to the merger, PSI's own preferred stock was redeemed.

As of the date of the merger, the authorized shares of the Company's common stock and Preferred Stock was 500,000,000 and 20,000,000 shares, respectively. As a consequence of the merger, the previous PSI shareholders held 261,382,500 shares of the Company's common stock and 1,000,000 shares of the Preferred Stock; the previous GWTR shareholders held 32,042,500 shares of the Company's common stock.

On August 13, 1998, the Company authorized the issuance of 1,000 shares of Series B Preferred Stock with a redemption value of $1,000 per share. On that date 250 shares were issued to George A. Kast, the Company's CEO and principal shareholder, for a cash contribution of $250,000.

                     GLOBAL WATER TECHNOLOGIES, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    December 31, 1999, 1998 and 1997


Such shares pay, out of funds legally available for that purpose, a cumulative dividend at the rate of $80.00 per annum payable quarterly. The shares have no voting rights but do have certain rights upon liquidation or dissolution. The Company has the right to call such shares only after the consolidated net worth of the Company, after giving full effect to the call, is equal to or in excess of $3,000,000.

On February 22, 2000, the Company authorized the issuance of 876,341 shares of Series C Preferred Stock at no par and zero redemption value. These shares were issued in exchange for 876,341 shares of Series A Preferred
Stock. The Series A Preferred Stock would have converted into 254,138,890 upon the filing of the Company's 10-KSB for the fiscal year ended December 31, 1999. The Series C Preferred Stock will automatically convert into
Common stock at a ratio of 290:1 upon a change in control of the Company.
The remaining 123,659 shares of Series A Preferred Stock converted into 35,861,110 upon the filing of the Company's 10-KSB for December 31, 1999.

On November 4, 1997, the Company increased the authorized shares of common stock to 800,000,000 shares. On December 15, 1997, the Company issued 625,000 shares of common stock relating to a non-compete agreement. On October 7, 1998, the Company issued 804,250 shares of common stock related to an outstanding option.

On September 29, 1999, the Company concluded its Private Placement with the issuance of 13,500,000 shares, a corresponding 13,500,000 Class C warrants, 1,350,000 underwriter warrants (Class C) and an option to acquire an additional 1,350,000 shares and warrants. Gross proceeds were $1,080,000 while net proceeds after fees, commissions and expenses were $962,425. The Class C warrants are exercisable at $.158 per share and expire on February 18, 2002.

WARRANTS AND OPTIONS
--------------------
Immediately prior to the merger, the shareholders of GWT held warrants to acquire the Company's common stock. There are 8,042,500 Class A warrants exercisable at 12 cents per share and 8,042,500 Class B warrants exercisable at 20 cents per share. Such warrants, which were scheduled to expire on April 14, 2000, have been extended to April 14, 2001.

An investment banking house, which assisted in the Company's initial public offering in 1992, holds 804,250 Class A warrants and 804,250 Class B warrants. The option on common stock and Class A and Class B warrants was exercised at 2.4 cents per share on October 7, 1998. The Class A warrants and Class B warrants are exercisable at 12 cents per share and 20 cents per share, respectively.

                     GLOBAL WATER TECHNOLOGIES, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    December 31, 1999, 1998 and 1997


COMPREHENSIVE INCOME
--------------------
The Company has no items requiring separate disclosure pursuant to Statement of Financial Accounting Standards No. 130, Reporting
Comprehensive Income.

5.   EMPLOYEE STOCK OPTIONS

On May 20, 1998, the Company adopted the 1998 Stock Option Plan (the "Plan") which provides for the issuance of options to purchase up to 30,000,000 shares of common stock to employees, officers, directors and consultants of the Company and its subsidiaries. The Plan was ratified by the Company's shareholders at the Company's Annual Meeting of Shareholders on June 30, 1998. Management granted 4,968,800 options to employees on March 8, 1999.

The Company granted the aforementioned stock options to employees at a strike price of $.08 per share when the Company's stock traded at $.07.
The options vest to employees in the following manner: 20% immediately and 20% each year over the next four years measured from the grant date. If an employee leaves the Company for any reason prior to the shares being vested, then the remaining non-vested shares are forfeited. No options were exercised during the year.

OPTION ACTIVITY
---------------
               Outstanding at January 1, 1999                -0-
               Granted March 8, 1999                   4,968,800
               Forfeited                                (348,480)
                                                       ---------
               Outstanding at December 31, 1999        4,620,320
                                                       =========

               Exercisable at December 31, 1999          993,760
                                                       =========

Under FAS 123, Accounting for Stock Based Compensation, the measurement of fair value utilizing an option pricing model at the date of grant is based upon, among other criteria, the applicable exercise price, the current stock value, the estimated exercise date of the options, the vesting schedule, the estimated forfeitures, the risk-free rate of return, the volatility of the stock underlying the options and adjustments to the above pertaining to specific Company circumstances. The fair value of the above employee stock options utilizing a Black-Scholes option pricing model is $121,855. The assumptions underlying the calculation of the fair value was a 75% volatility, a risk-free rate of return of 5.5% over the life of the options, a forfeiture rate of 10% per year and an exercise of options after the stock is vested. These amounts have not been reflected in income since the Company is accounting for stock based compensation in accordance with APB-25.

                     GLOBAL WATER TECHNOLOGIES, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    December 31, 1999, 1998 and 1997


The pro-forma effect of utilizing the fair value based accounting to measure stock based compensation would be the following:

                                                           1999
                                                           ----
               Pro-form net income                     $1,197,555
               Pro-forma basic income per share            $0.004
               Pro-forma fully diluted income per share    $0.004

6.   BACKLOG

The following 1999 schedule summarizes changes in backlog on contracts during the years ended December 31, 1999, 1998 and 1997. Backlog represents the amount of revenue the Company expects to realize from work to be performed on uncompleted contracts.

                                             1999           1998           1997
                                             ----           ----           ----
   Backlog, beginning of year             $27,155,058    $11,606,245    $ 6,139,765
   Adjustment due to accounting change              -      1,036,272              -
   Contract removed in 1998                         -     (3,885,000)             -
   New contracts during year               61,774,341     53,142,019     24,163,772
   Contract revenues earned during the
    year                                  (68,083,291)   (34,744,478)   (18,697,292)
                                          -----------    -----------    -----------
   Backlog, end of year                   $20,846,108    $27,155,058    $11,606,245
                                          ===========    ===========    ===========

Included in the above 1998 backlog amounts are $1,507,778 recognized under Letters of Intent. This is consistent with standard industry practices for the Company's main business line.

7.   LONG-TERM OPERATING LEASES

Effective March 10, 1998, the Company and George A. Kast, President and CEO, entered into a triple-net lease for a portion of 36,740 square foot office building in Golden, Colorado, for the Company's expanding office space requirements. The lease required the Company to pay rent at a rate of $21,454 per month for the 34-month lease. Gross operating expenses for the building approximated $20,000 per month, of which Mr. Kast was personally responsible for the payment of approximately $5,000 per month, which was paid by the Company. As of December 31, 1998, the Company had recorded a note receivable from Mr. Kast related to the operating costs of the facility for which Mr. Kast was responsible for $47,766. This note bears interest at 8% per annum and was due no later than September 30, 1999. This note was repaid in installments during 1999 and the Company received the last payment on October 6, 1999.

                     GLOBAL WATER TECHNOLOGIES, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    December 31, 1999, 1998 and 1997


During December 1999, Mr. Kast, through an affiliated entity, GK Holdings, Inc., exercised his option to purchase the office building in which GWT's principal offices are located. On December 31, 1999, GWT and GK Holdings entered into a ten-year lease of the building, commencing January 1, 2000. The triple-net lease requires monthly rental payments of $53,538 per month. The Company believes that the terms of the lease are no less favorable to GWT than comparable office space in the area of our offices. GWT subleases the garden level of the building for approximately $12,600 per month to unaffiliated entities at varying monthly rentals. All of the subleases have terms of twelve months or less.

The Company had a 60-month lease for its former office space in Lakewood, CO, for approximately $14,519 per month, and which expired in October 1999. Subsequent to December 31, 1998, the Company entered into an agreement with an unaffiliated entity to occupy its former office location. This third party has entered into an agreement with the lessor to release the Company from any future obligation on the aforementioned lease. The Company also has a 60 month lease with a stockholder for a research and testing facility located in Idaho, for $1,238 per month, and which expires on September 30, 2001. The Company leases approximately 17,700 square feet from an unaffiliated entity on a month-to-month basis in Denver, Colorado, which is utilized for light structural fabrication, component storage and centralized warehousing for tools and equipment. The Company signed a 12-month lease for this facility with renewal options in January of 2000.

The following is a schedule by year of future minimum lease payments required under these leases:

               2000                          $  657,312
               2001                             653,598
               2002                             642,456
               2003                             642,456
               2004                             642,456
               Thereafter                     3,212,280
                                             ----------

               In the aggregate              $6,450,558
                                             ==========

Rent expense totaled $377,443, $450,171 and $243,272 for the years ended December 31, 1999, 1998 and 1997, respectively.

                     GLOBAL WATER TECHNOLOGIES, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    December 31, 1999, 1998 and 1997


8.   LONG- AND SHORT-TERM DEBT

The Company has negotiated a line of credit with Norwest Bank totaling $1,800,000. The line-of-credit is secured by a stockholder's personal certificates of deposit of $773,233 and certain business assets. The line of credit has a tiered rate of 6.69% on the first $770,000 and 9.5% on the remaining portion and matures on January 15, 2001.

In March of 2000, the Company negotiated a line of credit with Norwest Bank totaling $500,000. This line of credit has an interest rate of 9.5% and is due in June of 2000.

The Small Business Administration guarantee of certain term debts subjects the Company to financial covenants including a minimum net worth, limitations on capital withdrawals and the personal guarantee of George A. Kast, President and CEO. The Company was in compliance with all covenants as of December 31, 1999, 1998 and 1997. The Export Import Bank of the United States guarantee of certain debts subjects the Company to collateral requirements on eligible foreign receivables and inventories. The Company was in compliance with all requirements as of December 31, 1999. The international line of credit matures on September 15, 2000.

The following is a summary of the future maturities of debt for the years ending December 31:

          2000                     $1,935,394
          2001                      1,832,921
          2002                        103,747
          2003                         44,131
          2004                          8,591

The following is a summary of the long- and short-term debt as of December 31, 1999, 1998 and 1997:

                     GLOBAL WATER TECHNOLOGIES, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    December 31, 1999, 1998 and 1997


                                             1999          1998           1997
                                             ----          ----           ----
Norwest Bank, Lakewood, CO:
  --Line-of-credit--domestic              $1,725,000    $  750,000     $  745,000
  --Line-of-credit--international;
      guaranteed to 90% of the outstanding
      balance by the Export/Import bank
      of the United States secured by
      eligible accounts receivable and
      inventories, interest at 1% above
      prime                                1,805,000       793,000            ---
  --Small Business Administration 90%
      guaranteed loan--payable in monthly
      installments of $8,334 plus interest
      at 1.0% above prime rate; secured by
      furniture and equipment, inventory,
      accounts receivable and assignment
      of  life insurance policy                  596       109,423        199,841
  --Small Business Administration 90%
      guaranteed loan--payable in monthly
      installments of $7,917 plus interest
      at 1.0% above prime rate; secured by
      furniture and equipment, inventory,
      accounts receivable and assignment of
      life insurance policy                  319,614       423,310            ---
First Interstate Bank--payable in monthly
  installments of $912, including interest
  at 9.5%; secured by a vehicle                  ---        23,505         31,741
Ford Motor--payable in monthly installments
  of $893, including interest at 8.49%,
  secured by a vehicle                        42,244
GMAC--various--payable in monthly
  installments ranging from $361 to $577,
  including interest ranging from 9.75% to
  10.75%; secured by seven vehicles           32,330        73,997         85,241
                                          ----------    ----------     ----------
                                           3,924,784     2,173,235      1,061,823

  Less current maturities included in
   current liabilities                     1,935,394     1,036,159        137,865
                                          ----------    ----------     ----------
  Net long-term debt                      $1,989,390    $1,137,076     $  923,958
                                          ==========    ==========     ==========

9.   INCOME TAXES

The components of the net deferred tax liability at December 31, 1999, 1998 and 1997 are as follows:

                     GLOBAL WATER TECHNOLOGIES, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    December 31, 1999, 1998 and 1997


                                             1999           1998           1997
                                             ----           ----           ----
     Deferred tax liabilities:
       Deferred revenue under section 481 $       --     $  150,574     $  277,556
       Property and equipment                 61,685         68,006         26,639
       Other                                  15,000         10,000         25,000
                                          ----------     ----------     ----------
         Total deferred tax liabilities   $   76,685     $  228,580     $  329,195
                                          ==========     ==========     ==========

     Deferred tax assets:
       Accounts receivable allowance      $   10,800     $   43,943     $   15,000
                                          ----------     ----------     ----------
         Total deferred tax assets        $   10,800     $   43,943     $   15,000
                                          ----------     ----------     ----------
         Net deferred tax liabilities     $   65,885     $  184,637     $  314,195
                                          ==========     ==========     ==========

The provision for income taxes consisted of the following at December 31, 1999, 1998 and 1997:

                                             1999           1998           1997
                                             ----           ----           ----
     Income taxes currently payable       $  686,557     $  313,324     $  130,627
     Deferred income taxes                  (228,763)      (129,558)       143,251
     Increase (decrease) in other, net        (1,690)           684             --
     Tax effect of accounting change              --        593,119             --
                                          ----------     ----------     ----------
       Income tax expense                 $  566,115     $  777,569     $  273,878
                                          ==========     ==========     ==========

The differences between the federal income tax rate of 34% and the Company's effective tax rate were as follows:

                                             1999           1998           1997
                                             ----           ----           ----
     Taxes at the U.S. statutory rate     $  636,105     $  600,739     $  287,253
     State income taxes,
       net of federal income tax benefit      37,044         58,307         25,543
     Foreign sales corporation              (175,270)       (31,827)       (48,243)
     Non-deductible items                     39,411         10,780          9,325
     Adjustment in effective tax rate
        estimates for timing differences      34,025        129,076             --
     Prior year under (over) accrual--net     (5,200)        10,494             --
                                          ----------     ----------     ----------
        Provision for income taxes        $  566,115     $  777,569     $  273,878
                                          ==========     ==========     ==========

10.  COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Uncompleted contracts at December 31, 1999, 1998 and 1997, are summarized as follows:

                     GLOBAL WATER TECHNOLOGIES, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    December 31, 1999, 1998 and 1997


                                             1999           1998           1997
                                             ----           ----           ----
     Costs incurred to date               $53,062,731    $20,040,123    $ 9,858,349
     Gross profit recognized to date        7,342,093      4,136,042      4,499,694
                                          -----------    -----------    -----------
     Total costs plus gross profit to
      date                                $60,404,824    $24,176,165    $14,358,043
     Billings to date                      50,740,720     22,238,795     12,161,855
                                          -----------    -----------    -----------
                                          $ 9,664,104    $ 1,937,370    $ 2,196,188
                                          ===========    ===========    ===========

The above amounts are included in the accompanying balance sheets under the following captions:

                                             1999           1998           1997
                                             ----           ----           ----
     Costs and estimated earnings in
       excess of billings on uncompleted
       contracts                          $10,968,967    $ 3,623,538    $ 2,695,782
     Billings in excess of costs and
       estimated earnings on uncompleted
       contracts                            1,304,863      1,686,168        499,594
                                          -----------    -----------    -----------
                                          $ 9,664,104    $ 1,937,370    $ 2,196,188
                                          ===========    ===========    ===========

11.  CERTIFICATES OF DEPOSITS--PLEDGED

The certificate of deposit, with an outstanding balance at December 31, 1997 of $222,836 was pledged as security on the company's line-of-credit agreement with Norwest Bank--Lakewood. During 1998, the Company was released of its collateral requirement on this certificate of deposit.

12.  ACCRUED LIABILITIES

The accrued liabilities consist of the following as of December 31, 1999, 1998 and 1997:

                                             1999           1998           1997
                                             ----           ----           ----
     Payroll taxes payable                $   78,876     $  101,940     $    6,175
     Accrued commissions payable             810,690        779,038        398,484
     Accrued salaries and vacations          272,174        395,938        122,036
     Sales tax payable                       524,129         95,489         57,097
     Accrued workers compensation                  -         98,297         19,652
     Other accrued liabilities               230,639        414,248         35,377
                                          ----------     ----------     ----------
                                          $1,916,508     $1,884,950     $  638,821
                                          ==========     ==========     ==========

                     GLOBAL WATER TECHNOLOGIES, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    December 31, 1999, 1998 and 1997

13.  LITIGATION AND CLAIMS

The Company has a series of unapproved change order requests pending against a customer for a project completed in 1999. Discussions and negotiations with this customer concerning these change order requests are ongoing. The customer has offered to settle the amount for less than the Company's requests. The Company believes that a favorable resolution of this matter will occur and will not be materially detrimental to the Company's financial condition.

There are no other litigation or claim matters which the Company believes are material. The Company believes it has appropriate reserves for these and other unanticipated claims.

14.  401(k) PLAN

On July 1, 1996, the Company implemented a 401(k) savings plan. The current plan covers all full time employees over the age of 21 who have completed six months of service to the Company. The Company may contribute to the plan upon the Board of Directors' discretion. For the years ended December 31, 1999, 1998 and 1997, the Company did not make any contributions to the plan.

15.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of the Company's debt at December 31, 1999, 1998 and 1997, approximate their fair value, since the interest rate charged per the agreements is similar to the Company's current borrowing rate.

From time to time, the Company enters into financial instruments with off-balance sheet risk to hedge future cash flows from firm contracts in non-dollar denominated currencies. As of December 31, 1998 and 1997, the Company did not have any financial instruments with off-balance sheet risk. The Company's policy is to hedge these firm contracts where possible with forward foreign exchange contracts. These forward contracts are executed through the Company's banking relationships.

On November 5, 1999, the Company entered into a forward Foreign Exchange sales contract that was outstanding as of December 31, 1999, in the amount of 1,000,000 CAD to be delivered on May 31, 2000, for $677,507 USD. This financial instrument is designated as a hedge against a firm contract for Canadian dollars to be delivered in the Company's ordinary course of business. The Company has not yet adopted FAS 133, Accounting for Certain Derivative Instruments and Certain Hedging Activities. The market value of a similar financial instrument as of December 31, 1999, was approximately $652,330, an unrealized gain of $25,177.

                     GLOBAL WATER TECHNOLOGIES, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    December 31, 1999, 1998 and 1997


Based on a volatility of 5.8% for Canadian dollar exchange rate vis-a-vis the U.S. dollar, a 95% confidence interval for the remaining time on the financial instrument would equate to a contract range of $579,450 to $725,210 over the remaining life of the instrument.

16.  RELATED PARTY TRANSACTIONS

A stockholder has pledged two personal certificates of deposit in the amount of $773,233 as security for the Company's line-of-credit. For the years ended December 31, 1999, 1998 and 1997, the Company authorized fees of $137,567, $48,784, and $48,784, respectively, to the stockholder for this pledge. These amounts are included in interest expense.

The Company leases a research and testing facility from a stockholder with monthly payments of $1,238. For the years ended December 31, 1999, 1998 and 1997, the Company incurred $14,856 for each year in rent expense for the research and testing facility. These amounts are included in research and development expense.

Effective March 10, 1998, the Company and George A. Kast, President and CEO, entered into a triple-net lease for a 36,740 square foot office building in Golden, Colorado, for the Company's expanding office space requirements. The lease requires the Company to pay rent at a rate of $21,454 per month for the 34-month lease. Gross operating expenses for the building approximate $20,000 per month, of which Mr. Kast is personally responsible for the payment of approximately $5,000 per month, which has been paid by the Company. As of December 31, 1998, the Company has recorded a note receivable from Mr. Kast related to the operating costs of the facility for which Mr. Kast is responsible for $47,766. This note bears interest at 8% per annum and is due no later than September 30, 1999. The note was repaid in installments during 1999.

17.  BUILDING PURCHASE/LEASE

During December 1999, Mr. Kast, through an affiliated entity, GK Holdings, Inc., exercised his option to purchase the office building in which GWT's principal offices are located. On December 31, 1999, GWT and GK Holdings entered into a ten-year lease of the building, commencing January 1, 2000. The triple-net lease requires monthly rental payments of $53,538 per month. The Company believes that the terms of the lease are no less favorable to GWT than comparable office space in the area of our offices. GWT subleases the garden level of the building for approximately $12,600 per month to unaffiliated entities at varying monthly rentals.

                     GLOBAL WATER TECHNOLOGIES, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    December 31, 1999, 1998 and 1997


18.  BUSINESS SEGMENT DATA

In June 1997 the Financial Accounting Standards Board issued Statement No. 131 "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION" (FAS 131). The Company adopted FAS 131 effective January 1, 1998.

The Company's primary business is the design, sale, manufacture and building of new industrial cooling towers and in retrofitting existing industrial cooling towers and cooling tower components for both the international and domestic markets. All of its operations are within the United States. Based on risks, financial resources, profitability and internal resources consumed, management has determined that the most relevant segment information is international and domestic transactions.

The Company's export sales were $7,818,880, $5,241,036 and $3,777,426 for the Fiscal years 1999, 1998 and 1997, respectively. The following schedule summarizes the segmentation of the international and domestic business segments for the years ended December 31, 1999, 1998 and 1997.

                BUSINESS SEGMENT STATEMENTS OF OPERATIONS
          For the Years Ended December 31, 1999, 1998 and 1997

                                               1999
                                               ----

                               DOMESTIC    INTERNATIONAL   OTHER        TOTAL
                               --------    -------------   -----        -----
Revenues                       $60,134,087   $7,818,880   $       --   $67,952,967
Costs                           56,813,958    4,037,882    4,969,565    65,821,405
Segment profit (loss)            3,320,129    3,780,998   (4,969,565)    2,131,562
Assets                          17,994,559    5,711,489    1,557,882    25,263,930


                                               1998
                                               ----

                               DOMESTIC    INTERNATIONAL   OTHER        TOTAL
                               --------    -------------   -----        -----
Revenues                       $29,486,771   $5,247,569   $       --   $34,734,340
Costs                           23,247,579    4,568,558    4,994,985    32,811,122
Segment profit (loss)            6,239,192      679,011   (4,994,985)    1,923,218
Assets                          10,408,904    1,420,197    3,178,961    15,008,062

                     GLOBAL WATER TECHNOLOGIES, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    December 31, 1999, 1998 and 1997


                                               1997
                                               ----

                               DOMESTIC    INTERNATIONAL   OTHER        TOTAL
                               --------    -------------   -----        -----
Revenues                       $14,919,866   $3,777,426   $        -   $18,697,292
Costs                           10,979,212    2,568,272    4,179,054    17,726,538
Segment profit (loss)            3,940,654    1,209,154   (4,179,054)      970,754
Assets                           5,599,402    1,034,025    1,568,888     8,202,315

19.  SUBSEQUENT EVENTS

On February 24, 2000, the Company announced that revenues would exceed sixty million in fiscal year 1999 which would trigger the conversion of outstanding Series A Preferred Stock. Concurrently, the Company announced that George Kast had exchanged his Series A Preferred Stock for Series C Preferred Stock. Subsequent to the announcement, the Company's stock price has experienced considerable trading activity and has traded as high as $.74 per share. At the current pricing levels for the Company's stock, all of the outstanding warrants and options previously discussed are "in-the-money." Through March 17, 2000, the Company has received $676,800 in the exercise of outstanding C warrants and placement agent options.

20.  CHANGE IN ACCOUNTING

On November 11, 1998, the Board of Directors approved the Company's decision to change, retroactive to January 1, 1998, its application of the percentage of completion method of accounting for revenues and costs of long-term contracts related to new cooling towers which is the Company's primary market. The pro-forma annual net income and earnings per share are as follows assuming a retroactive application of the accounting change for the years ended December 31, 1998 and 1997:

                                                  1998         1997
                                                  ----         ----
     Pro-forma amounts assuming retroactive
     application of accounting change:
       Net income (loss)                       $981,669      $(31,973)

       Basic income per share                   $0.0030      $(0.0001)
                                                =======      =========

       Fully diluted income per share           $0.0030      $(0.0001)
                                                =======      =========


21.  SUBSEQUENT EVENTS--UNAUDITED

Through April 30, 2000, the Company has received a total of $2,183,261 from the exercise of outstanding C warrants, placement agent options and employee stock options.

               REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON
                      FINANCIAL STATEMENT SCHEDULES




To the Board of Directors of
Global Water Technologies, Inc.

Our audits of the consolidated financial statements of Global Water Technologies, Inc. as of December 31, 1999, 1998 and 1997 referred to in our report dated February 18, 2000, and included elsewhere herein also included an audit of the accompanying financial statement schedule. In our opinion, the accompanying financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.


Denver, Colorado
February 18, 2000
                              /S/ COMISKEY & COMPANY
                              PROFESSIONAL CORPORATION

            FINANCIAL STATEMENT SCHEDULE UNDER REGULATION SX
                    VALUATION AND QUALIFYING ACCOUNTS

                                Balance at   Charged to   Charged                 Balance
                                Beginning     Cost and    to Other                at End
Description                     of Period     Expenses    Accounts  Deductions   of Period
-----------                     ---------     --------    --------  ----------   ---------
Allowance for
doubtful accounts     1999      $134,169      $425,493      $0      $423,633      $136,029

                      1998        50,000       218,054      $0       133,885       134,169

                      1997        10,000       165,840      $0       125,840        50,000

                     GLOBAL WATER TECHNOLOGIES, INC.

            CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                              Three Months Ended
                                                        ------------------------------
                                                        March 31, 2000  March 31, 1999
                                                        --------------  --------------
Net revenues:
  United States                                          $ 13,454,636    $ 13,882,113
  International                                               790,718         146,758
                                                         ------------    ------------
        Total revenues                                     14,245,354      14,028,871
                                                         ------------    ------------

Costs and expenses:
  Cost of sales                                            12,217,495      12,048,974
  Selling, general and administrative                       2,147,090       1,050,410
  Research and development                                      4,025           5,730
                                                         ------------    ------------
        Total costs and expenses                           14,368,610      13,105,114
                                                         ------------    ------------

Operating income (loss)                                      (123,256)        923,757

Other income (expense):
  Interest expense, net                                      (114,170)        (88,602)
  Other, net                                                  (13,078)            -
                                                         ------------    ------------

Income (loss) before income taxes                            (250,504)        835,155

Income taxes (benefit)                                        (85,170)        283,953
                                                         ------------    ------------

Net income (loss) before preferred dividend                  (165,334)        551,202

Preferred stock dividend                                        5,000           5,001
                                                         ------------    ------------


Net income (loss) for common stockholders                $   (170,334)   $    546,201
                                                         ------------    ------------

Income (loss) per share:
  Basic weighted average shares outstanding               316,960,268     294,854,250

  Basic income (loss) per share available for common     $    (0.0005)   $     0.0019
                                                         ============    ============

  Fully diluted weighted average shares outstanding       316,960,268     294,875,221

  Fully diluted income (loss) per share                  $    (0.0005)   $     0.0019
                                                         ============    ============


The accompanying notes are an integral part of these financial statements.

                     GLOBAL WATER TECHNOLOGIES, INC.

                       CONSOLIDATED BALANCE SHEET

                                                       March 31, 2000  December 31, 1999
                                                       --------------  -----------------
                                                         (Unaudited)
ASSETS
------
Current assets:
  Cash and cash equivalents                              $    68,813     $   707,264
  Accounts receivable, net of allowance for doubtful
    accounts of $149,159 and $136,029, respectively       13,312,099      11,569,520
  Costs and estimated earnings in excess of billings
    on uncompleted contracts                              13,351,450      10,968,967
  Other current assets                                     1,335,194       1,167,561
                                                         -----------     -----------
      Total current assets                                28,067,556      24,413,312
                                                         -----------     -----------

Other assets                                                 898,727         850,618
                                                         -----------     -----------
                                                         $28,966,283     $25,263,930
                                                         ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Current maturities of long-term debt                   $ 3,241,868     $ 1,935,394
  Accounts payable                                        16,741,228      13,718,901
  Other current liabilities                                3,309,616       3,818,681
                                                         -----------     -----------
      Total current liabilities                           23,292,712      19,472,976
                                                         -----------     -----------

Long-term debt                                               241,303       1,989,390
Other liabilities                                             55,368          55,368

Stockholders' equity:
  Preferred stock, $0.00001 par value, 20,000,000 shares
    authorized:
    - Series A; 1,000,000 shares authorized issued,
      outstanding at December 31, 1999 only;
      stated at redemption value of $0.0001                        -             100
    - Series B; 1,000 shares authorized, 250 shares
      issued and outstanding; stated at
      redemption value of $1,000                             250,000         250,000
    - Series C; 876,341 shares authorized, issued
      and outstanding; at March 31, 2000 only;
      no par; no redemption value                                  -               -
  Common stock, $0.00001 par value; 800,000,000 shares
    authorized; 356,241,590 and 308,354,250 shares
    issued and outstanding, respectively                       3,562           3,083
  Capital in excess of par value                           3,304,867       1,504,208
  Retained earnings                                        1,818,471       1,988,805
                                                         -----------     -----------
      Total stockholders' equity                           5,376,900       3,746,196
                                                         -----------     -----------
                                                         $28,966,283     $25,263,930
                                                         ===========     ===========

The accompanying notes are an integral part of the financial statements.

                     GLOBAL WATER TECHNOLOGIES, INC.
            CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                              Three Months Ended
                                                        ------------------------------
                                                        March 31, 2000  March 31, 1999
                                                        --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                      $ (170,334)     $  546,201
  Adjustments to reconcile net income (loss) to
    net cash provided (used) by operating activities:
    Depreciation                                             59,627          65,091
    Amortization                                              2,751           2,751

    (Increase) decrease in working capital:
      Trade accounts receivable                          (1,677,538)     (2,548,617)
      Other receivables                                     (65,041)        (96,179)
      Net costs in excess of billings and
       billings in excess of cost                        (2,672,139)     (1,961,163)
      Inventories                                           (83,598)       (146,577)
      Prepaid expenses                                      (84,035)       (258,497)
      Deposits                                                   -           54,465
      Accounts payable                                    3,022,327       3,489,977
      Income taxes payable                                  (89,819)        282,182
      Accrued liabilities                                  (129,590)       (497,151)
                                                         ----------      ----------
        Net cash (used) by operating
          activities                                     (1,887,389)     (1,067,517)
                                                         ----------      ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                       (110,486)        (45,983)
                                                         ----------      ----------
    Net cash (used in) investing activities                (110,486)        (45,983)
                                                         ----------      ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change on the lines-of-credit                        (390,000)        (48,000)
  Proceeds from issuance of common stock                  1,801,038              -
  Repayments of debt                                        (51,614)        (87,595)
                                                         ----------      ----------
        Net cash provided (used) by
          financing activities                            1,359,424        (135,595)
                                                         ----------      ----------

NET (DECREASE) IN CASH AND CASH EQUIVALENTS                (638,451)     (1,249,095)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD              707,264       1,751,299
                                                         ----------      ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                 $   68,813      $  502,204
                                                         ==========      ==========

The accompanying notes are an integral part of these financial statements.

                     GLOBAL WATER TECHNOLOGIES, INC.
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                         March 31, 2000 and 1999

1.  INTERIM FINANCIAL STATEMENTS

The consolidated balance sheet as of March 31, 2000, and the related consolidated statements of operations for the three months ended March 31, 2000 and 1999, and the statements of cash flows for the three months ended March 31, 2000 and 1999 are unaudited; in the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. These financial statements and notes are presented as permitted by Form 10-Q and should be read in conjunction with the Company's financial statements and notes included in Form 10-KSB for the year ended December 31, 1999.

2.  STOCK OPTIONS

On March 8, 1999, the Company issued 4,798,800 stock options to employees as part of the 1998 Stock Option Plan approved by the Company's shareholders at its 1998 annual meeting. The options vest to employees on a schedule of 20% immediately and 20% over each of the next four years. As of March 31, 2000, 30,480 of the options were exercised. An additional 366,780 options were forfeited. The options can be exercised when vested, but no later than 5 years from the issuance date.

On February 9, 2000, the Company issued 6,272,300 stock options to employees as part of the 1998 Stock Option Plan. The options vest to employees on a schedule of 20% immediately and 20% over each of the next four years. As of March 31, 2000, none of the options have been exercised.

Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" defines a fair value based method of accounting for an employee stock option or similar equity instrument. This statement gives entities a choice of recognizing related compensation expense by adopting the new fair value method or to continue to measure compensation using the intrinsic value approach under Accounting Principles Board (APB) Opinion No. 25, the former standard. If the former standard for measurement is elected, SFAS No. 123 requires supplemental disclosure to show the effects of using the new measurement criteria. The Company intends to continue using the measurement prescribed by APB Opinion No. 25.


3.  BUSINESS SEGMENT DATA

The Company's primary business is the design, sale, manufacture and building of new industrial cooling towers and in retrofitting existing industrial cooling towers and cooling tower components for both the international and domestic markets. All of its operations are within the

United States. Based on risks, financial resources, profitability and internal resources consumed, management has determined that the most relevant segment information is international and domestic transactions.

The Company's export sales were $790,718 and $146,758 for the three months ended March 31, 2000 and 1999, respectively. The following schedule summarizes the segmentation of the international and domestic business segments for the three months ended March 31, 2000 and 1999.

                BUSINESS SEGMENT STATEMENTS OF OPERATIONS
           For the three months ended March 31, 2000 and 1999


                                                2000
                        ---------------------------------------------------
                        DOMESTIC    INTERNATIONAL     OTHER        TOTAL
                        --------    -------------     -----        -----
Revenues               $13,454,636   $  790,718    $        -    $14,245,354

Costs                  $11,531,513   $  685,982    $ 2,151,115   $14,368,610

Segment profit         $ 1,923,123   $  104,736    $(2,151,115)  $  (123,256)

Assets                 $24,430,172   $3,205,078    $ 1,331,033   $28,966,283


                                                1999
                        ---------------------------------------------------
                        DOMESTIC    INTERNATIONAL     OTHER        TOTAL
                        --------    -------------     -----        -----
Revenues               $13,882,113   $  146,758    $         -   $14,028,871

Costs                  $11,909,065   $  139,909    $ 1,056,140   $13,105,114

Segment profit         $ 1,973,048   $    6,849    $(1,056,140)  $   923,757

Assets                 $16,744,392   $   68,686    $ 2,203,680   $19,016,758

4.  NEW CONTRACTS AND BACKLOG

The Company has a backlog of $24,678,877 at March 31, 2000, compared to a backlog amount of $34,200,281 for the similar period ended in 1999 and a backlog of $20,846,108 at December 31, 1999. Backlog represents the amount of revenue the Company expects to realize from work on uncompleted contracts.


5.  SUBSEQUENT EVENTS

Through May 15, 2000, the Company has received an additional $372,812 from the exercise of outstanding Class C Warrants. On May 1, 2000, the Company redeemed $100,000 of outstanding Preferred Series B stock. On April 5, 2000, the Company called for the redemption of the remaining 3,125,000 Class C Warrants. The Warrants may be exercised until the close of business on May 30, 2000. If any Class C Warrants are not exercised by the date specified in the notice, the Class C Warrant will cease to be exercisable and the holder will be entitled only to the redemption price of $0.01 per warrant.

                     GLOBAL WATER TECHNOLOGIES, INC.




                            17,693,500 Shares




                          _____________________




                                PROSPECTUS



                          _____________________







                          _______________, 2000

                                 PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant, other than the warrant solicitation fee, in connection with the issuance and distribution of the securities being offered. All expenses are estimated except the registration fee.

     Registration and filing fee . . . . . . . . . . . .            $ 67
     NASD filing fee . . . . . . . . . . . . . . . . . .             526
     Printing  . . . . . . . . . . . . . . . . . . . . .             500
     Accounting fees and expenses  . . . . . . . . . . .           2,000
     Legal fees and expenses . . . . . . . . . . . . . .          20,000
     Blue Sky fees and filing fees . . . . . . . . . . .           1,000
     Transfer and Warrant Agent fees . . . . . . . . . .           1,000
     Miscellaneous . . . . . . . . . . . . . . . . . . .           3,907
                                                              ----------
     Total (1) . . . . . . . . . . . . . . . . . . . . .         $29,000
                                                              ==========
     ___________________
     (1)    All amounts listed above are estimates.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

A. The Delaware Business Corporation Act (the "Act") allows indemnification of directors, officers, employees and agents of the Company against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee or agent of the Company if such person conducted himself in good faith and reasonable believed his actions were in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the Board of Directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard. Indemnification is limited to reasonable expenses. In addition, the Company's By-Laws provide that the Company shall have the power to indemnify its officers, directors, employees and agents to the extent permitted by the Act.

B. The Certificate of Incorporation and the Bylaws of the Registrant provide that the Registrant will indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits or proceedings where the officer or director acted in good faith and in a manner he reasonably believed to be in the Registrant's best interest and is a party by reason of his status as an officer or director, absent a finding of negligence or misconduct in the performance of duty.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, we have sold and issued our securities to the following persons for the cash or other consideration indicated in transactions that were not registered under the Securities Act of 1933.

                                   I.

     In September 1997, we issued 1,500,000 shares of Common Stock to each of Ronald J. Miller and Frank L. Kramer, our sole officers and directors at the time of the issuance, in consideration of past services rendered to us, which services were determined by the Board of Directors to have a value of $15,000 each, or $30,000 in the aggregate. We deemed these transactions to be exempt from registration pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"). The certificates representing these shares were impressed with a restrictive legend and "stop transfer" instructions were placed by our transfer agent against the transfer of the certificates.

                                   II.

     In connection with our acquisition of Psychrometric Systems, Inc. ("PSI") on September 25, 1997, we issued 261,382,500 shares of Common Stock to the officers, directors and shareholders of PSI in consideration for all of the outstanding shares of PSI.

     We deemed the issuance of our shares to the PSI shareholders to be exempt from registration pursuant to the exemption from registration provided by Section 4(2) of the 1933 Act and/or Regulation D and Rule 506 adopted thereunder. All recipients of our Common Stock were shareholders of PSI and either officers, directors and/or employees. No broker/dealers were involved in the sale and no commissions were paid. All purchasers represented that they purchased the securities for investment, and all certificates issued to the purchasers were impressed with a restrictive legend advising that the shares represented by the certificates may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established. Our transfer agent placed "stop transfer" instructions against the transfer of these certificates.

                                  III.

     In November 1997, we issued 625,000 shares of Common Stock to Donald
W. Poitras in consideration of Mr. Poitras executing a five year covenant not to compete with the Registrant. In October 1997, we purchased certain equipment, including casts/dies, furniture and equipment and other inventory, from Mr. Poitras' company, Texas Cooling Tower. Mr. Poitras had been in the cooling tower business in Texas prior to the sale of the equipment to us. The issuance of the stock to Mr. Poitras was made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. No broker/dealers were involved in the sale and no commissions were paid. The certificate issued to Mr. Poitras was impressed with a restrictive legend advising that the shares represented by the certificate may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established and "stop transfer" instructions were placed against the transfer of his certificate.

                                   IV.

     In October 1998, we issued 804,250 shares of Common Stock, 804,250 Class A Common Stock Purchase Warrants and 804,250 Class B Common Stock Purchase Warrants to John P. O'Shea, Daniel Luskind and Henry S. Krauss pursuant to the exercise of warrants to purchase Common Stock, Class A Warrants and Class B Warrants granted to these individuals in October 1997. The warrants were granted in replacement for identical Common Stock purchase warrants which were originally granted to Messrs. O'Shea, Luskind and Krauss, principals of Westminster Securities Corporation, the underwriter of our initial public offering in 1992, which had expired. The issuance of the securities upon exercise of the warrants was made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. No broker/dealers were involved in the sale and no commissions were paid. The certificates issued to Messrs. O'Shea, Luskind and Krauss were impressed with a restrictive legend advising that the securities represented by the certificates may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established. Our transfer agent placed "stop transfer" instructions against the transfer of these certificates.

                                   V.

     In February 1999, we issued a warrant to purchase 1,050,000 shares of Common Stock to Magnum Financial Group in connection with our retention of that firm as our financial consultant. The warrant is exercisable over a period of three years at prices ranging from $0.08 to $0.12 per share. The warrant was issued in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. No broker/dealers were involved in the sale and no commissions were paid.

                                   VI.

     In March 1999, we granted options to purchase 4,968,800 shares of Common Stock to our employees. The options are exercisable over a 5-year period at $0.08 per share. Through April 30, 2000, 117,640 of these options have been exercised and 439,020 options were forfeited. In February 2000, we granted options to purchase 6,272,300 shares of Common Stock to our employees. The options are exercisable over a 5-year period at $0.125 per share. Through April 30, 2000, 11,760 of these options have been exercised and 95,040 were forfeited. The options were issued in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. No broker/dealers were involved in the issuance and no commissions were paid.

                                   V.

     In September 1999, we issued and sold 54 Units, each of which consisted of 250,000 shares of Common Stock and 250,000 Class C Common Stock Purchase Warrants, to 24 accredited investors. The Units were sold in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act and Rule 506 adopted thereunder. All purchasers were accredited investors. The certificates issued to the purchasers were impressed with a restrictive legend, and our transfer agent was advised to place "stop transfer" instructions against the transfer of these certificates. The placement agent for the offering was Westminster Securities Corporation, which received compensation in the form of commissions equal to 8% of total proceeds and a 2% non-accountable expense allowance. In addition, the placement agent, or its designees, received 1,350,000 Class C Warrants and an option to purchase 1,350,000 shares and 1,350,000 Class C Warrants. The placement agent option was exercised and Class C Warrant holders exercised 13,450,000 Class C warrants. The remaining warrants were redeemed on May 30, 2000, pursuant to a notice of redemption.

ITEM 16.  EXHIBITS AND FINANCIAL SCHEDULES

     The following is a complete list of exhibits filed as part of this Registration Statement, which Exhibits are incorporated herein.

 Exhibit
 Number   Description
--------  -----------

3.1       Certificate of Incorporation, dated July 12, 1990 (1)

3.2       Certificate of Designations of Preferred Stock, filed September
          25, 1997(4)

3.3 Certificate of Amendment to the Certificate of Incorporation, filed November 5, 1997(4)

3.4       Bylaws (2)

3.5       Amendment to the Bylaws, dated September 12, 1997(4)

3.6       Certificate of Amendment to the Designation of Preferred Stock
          (Series B), filed with the State of Delaware on December 29, 1998. (6)

3.7 Certificate of Designations of Preferred Stock (Series C), filed with the State of Delaware on February 24, 2000. (8)

3.8 Certificate of Amendment to the Certificate of Incorporation, filed with the State of Delaware on June 7, 2000.

5.1 Opinion of Rothgerber Johnson & Lyons LLP with respect to the legality of the shares of Common Stock to be issued upon exercise of the Warrants.

10.1 Plan and Agreement or Reorganization, dated September 12, 1997, between the Registrant and Psychrometric Systems, Inc. (3)

10.2 Lease Agreement, dated September 21, 1994, between Psychrometric Systems, Inc. and Golden Hill Partnership (4)

10.3 Lease Agreement, dated December 27, 1996, between Psychrometric Systems, Inc. and N. R. Petry Co.(4)

10.4 Lease Agreement, dated October 1, 1996, between George A. Kast and Psychrometric Systems, Inc. (4)

10.5 Sublease Agreement, dated March 10, 1998, by and between The Coleman Company, Inc., Global Water Technologies, Inc. and George
          A. Kast (4)

10.6      1998 Stock Option Plan (6)

10.7      Registration Rights Agreement dated as of July 12, 1999 (7)

10.8      Real Property Lease, dated December 30, 1999, between GK
          Holdings, Inc. and
          Global Water Technologies, Inc. (7)

18        Letter, dated November 19, 1998, from Comiskey & Company, P.C.
          re: change in accounting principles (5)

21        Subsidiaries of the Company (9)

24.1      Consent of Rothgerber Johnson & Lyons LLP (included in Exhibit 5.1)

24.2      Consent of Comiskey & Company, P.C.
________________________
(1) Incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-18 (No. 33-37513-D).
(2) Incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-18 (No. 33-37513-D).
(3) Incorporated by reference to Exhibit 10.1 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997.
(4) Incorporated by reference to the Exhibit of the same number filed as an exhibit to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

(5) Incorporated by reference to the Exhibit of the same number filed as an exhibit to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998.
(6) Incorporated by reference to the Exhibit of the same number filed as an exhibit to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998.
(7) Filed as an Exhibit of the same number to the Registrant's Registration Statement on Form SB-2 (No. 333-89857), and incorporated herein by reference.
(8) Filed as an Exhibit of the same number to the Registrant's Current Report on Form 8-K, dated February 24, 2000, and incorporated herein by reference.
(9) Incorporated by reference to the Exhibit of the same number filed as an exhibit to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999.


ITEM 17 UNDERTAKINGS

The undersigned Registrant will:

     (a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
(i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

           In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado, on June 28, 2000.

                                   GLOBAL WATER TECHNOLOGIES, INC.


June 28, 2000                      By:/s/ George A. Kast
                                      ---------------------------------------
                                      George A. Kast, President, Chief
                                      Executive Officer and  Director


     In accordance with the requirements of the Securities Exchange Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

     Signatures                        Title                   Date
     ----------                        -----                   ----

/s/ George A. Kast     President, Chief Executive Officer   June 28, 2000
---------------------- (Principal Executive Officer) and
George A. Kast         Chairman of the Board


/s/ Martin E. Hout     Chief Financial Officer              June 28, 2000
---------------------- (Principal Financial and
Martin E. Hout         Accounting Officer)


/s/ Gary L. Brown      Secretary and Director               June 28, 2000
----------------------
Gary L. Brown


/s/ Michael A. Kast    Director                             June 28, 2000
----------------------
Michael A. Kast


                       Director
----------------------
Robert L. Koch